Exhibit 10.2

Execution Version

CREDIT AGREEMENT

Dated as of September 10, 2018

among

TETRA TECHNOLOGIES, INC.,

as the Borrower,

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent,

and

The Lenders Party Hereto

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	32
1.03	Accounting Terms	33
1.04	Rounding	34
1.05	Times of Day	34

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		34

2.01	Committed Loans	34
2.02	Committed Borrowings, Conversions and Continuations of Committed Loans	34
2.03	[Reserved	36
2.04	Prepayments	36
2.05	Termination or Reduction of Commitments	39
2.06	Repayment of Committed Loans	40
2.07	Interest	40
2.08	Fees	40
2.09	Computation of Interest and Fees	41
2.10	Evidence of Debt	41
2.11	Payments Generally; Administrative Agent’s Clawback	41
2.12	Sharing of Payments by Lenders	43
2.13	Reserved	44
2.14	Defaulting Lenders	44

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		45

3.01	Taxes	45
3.02	Illegality	50
3.03	Inability to Determine Rates	51
3.04	Increased Costs; Reserves on Eurodollar Rate Committed Loans	53
3.05	Compensation for Losses	54
3.06	Mitigation Obligations; Replacement of Lenders	55
3.07	Survival	55

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ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		55

4.01	Conditions of Initial Committed Borrowing	55
4.02	Conditions to all Credit Extensions	58

ARTICLE V REPRESENTATIONS AND WARRANTIES		59

5.01	Organization; Power and Authority	59
5.02	Authorization, etc.	59
5.03	Disclosure	60
5.04	Organization and Ownership of Shares of Subsidiaries; Affiliates.	60
5.05	Financial Statements.	61
5.06	Compliance with Laws, Other Instruments, etc.	62
5.07	Governmental Authorizations, etc.	62
5.08	Litigation; Observance of Agreements, Statutes and Orders.	63
5.09	Taxes.	63
5.10	Title to Property; Leases.	63
5.11	Licenses, Permits, etc.	64
5.12	Compliance with ERISA.	64
5.13	Use of Proceeds; Margin Regulations.	65
5.14	Existing Indebtedness; Future Liens.	65
5.15	Foreign Assets Control Regulations, etc.	65
5.16	Status under Certain Statutes.	67
5.17	Environmental Matters	67
5.18	Solvency.	68
5.19	Common Enterprise	68
5.20	EEA Financial Institution.	68

ARTICLE VI AFFIRMATIVE COVENANTS		68

6.01	Financial and Business Information	68
6.02	Officer’s Certificate.	71
6.03	Inspection.	72
6.04	Compliance with Law.	73
6.05	Insurance.	73
6.06	Maintenance of Properties.	73
6.07	Payment of Taxes and Claims.	73
6.08	Corporate Existence, etc.	74
6.09	Additional Subsidiary Guarantors and Non-Recourse Pledgors.	74
6.10	Books and Records.	75
6.11	Margin Regulations.	75
6.12	Additional Collateral, Further Assurances	75
6.13	Use of Proceeds	77
6.14	Security	77
6.15	Environmental Law Compliance	77

6.16	Compliance with Agreements	77
6.17	Payment of Obligations	77
6.18	Post-Closing Covenants	78

ARTICLE VII NEGATIVE COVENANTS		78

7.01	Interest Coverage Ratio	78
7.02	Indebtedness	78
7.03	Capital Expenditures and Acquisitions.	80
7.04	Liens	81
7.05	Fundamental Changes	83
7.06	Dispositions	84
7.07	Burdensome Agreements	85
7.08	Designation of Restricted and Unrestricted Subsidiaries.	85
7.09	Nature of Business.	87
7.10	Transactions with Affiliates.	87
7.11	Restricted Payments.	89
7.12	Terrorism Sanctions Regulations.	92
7.13	Use of Proceeds	92
7.14	Amendments to Material Documents	92
7.15	Accounting	93
7.16	Sale and Leaseback Transactions	93
7.17	Hedging Contracts	93

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		93

8.01	Events of Default	93
8.02	Remedies upon Event of Default	96
8.03	Application of Funds	96

ARTICLE IX ADMINISTRATIVE AGENT		97

9.01	Appointment and Authority	97
9.02	Rights as a Lender	97
9.03	Exculpatory Provisions	98
9.04	Reliance by Administrative Agent	99
9.05	Delegation of Duties	99
9.06	Resignation of Administrative Agent	100
9.07	Non-Reliance on Administrative Agent and Other Lenders	101
9.08	Right to Request and Act on Instructions	101
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	101
9.10	Collateral and Guaranty Matters	103
9.11	Third Parties	103

ARTICLE X MISCELLANEOUS		104

10.01	Amendments, Etc	104
10.02	Notices; Effectiveness; Electronic Communications	105
10.03	No Waiver; Cumulative Remedies; Enforcement	106
10.04	Expenses; Indemnity; Damage Waiver	107
10.05	Payments Set Aside	109
10.06	Successors and Assigns	109
10.07	Treatment of Certain Information; Confidentiality	113
10.08	Right of Setoff	114
10.09	Interest Rate Limitation	115
10.10	Counterparts; Integration; Effectiveness	115
10.11	Survival of Representations and Warranties	116
10.12	Severability	116
10.13	Replacement of Lenders	116
10.14	Governing Law; Jurisdiction; Etc	117
10.15	Waiver of Jury Trial	118
10.16	No Advisory or Fiduciary Responsibility	118
10.17	Electronic Execution of Assignments and Certain Other Documents	119
10.18	PATRIOT Act	119
10.19	Time of the Essence	119
10.20	Entire Agreement	120
10.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	120
10.22	Certain ERISA Matters	120
10.23	Intercreditor Agreement	121
10.24	Authorization to Execute other Loan Documents.	122

SCHEDULES

1.01(a)	Existing Investments
2.01	Commitments and Applicable Percentages
5.03	Disclosure Materials
5.04	Subsidiaries and Affiliates
5.08	Litigation
5.14	Existing Indebtedness
7.04	Existing Liens
7.10	Affiliate Transactions
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Committed Loan Notice
B	Note
C-1	Assignment and Assumption
C-2	Administrative Questionnaire
D-1 – D-4	U.S. Tax Compliance Certificates
E	Form of Term/ABL Intercreditor Agreement
F	Subordination Terms
G	Form of Compliance Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of September 10, 2018, among TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent.

RECITALS

A.The Borrower has requested the extension of a senior secured term loan credit facility in an aggregate principal amount of $275,000,000;

B.The proceeds of the Committed Loans shall be used on the Closing Date (i) to redeem all of the outstanding 2022 Senior Secured Notes, (ii) to repay amounts outstanding under the Existing Credit Agreement and (iii) to pay transaction fees and expenses associated therewith, with any remaining proceeds being available for general corporate purposes of the Borrower; and

C.The Lenders are willing to extend the credit described above to the Borrower on the terms and subject to the conditions set forth herein.

D.In consideration of the premises, the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction of each condition precedent set forth in Section 4.01 hereof, the parties hereto agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2022 Senior Secured Notes” means the $125,000,000 11.00% Senior Secured Notes due November 5, 2022, issued by the Borrower to GSO Tetra Holdings LP pursuant to the 2022 Note Purchase Agreement.

“2022 Note Purchase Agreement” means that certain Amended and Restated Note Purchase Agreement, dated as of July 1, 2016, between the Borrower and GSO Tetra Holdings LP, as amended by that certain First Amendment to Amended and Restated Note Purchase Agreement, dated as of December 22, 2016, and as further amended, amended and restated, supplemented or otherwise modified through the date hereof.

“ABL Administrative Agent” means JPMorgan Chase Bank, N.A. as administrative agent and collateral agent under the ABL Credit Agreement, together with its successors and permitted assigns in such capacity.

“ABL Credit Agreement” means the Closing Date ABL Credit Agreement, as extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time in accordance with the terms and limitations of this Agreement and the Term/ABL Intercreditor Agreement and the ABL Loan Documents; provided that any such  refinancing, restatement, replacing or refunding shall provide for a secured, revolving credit facility, governed by a one or more borrowing bases in a single tranche in right of payment and collateral and providing for revolving loans, and which may provide for swing line loans and/or letters of credit, in each case, solely with commercial banks that customarily provide revolving credit senior secured facilities providing for revolving credit loans, swing line loans and/or letters of credit on a secured basis.  Except as otherwise provided herein, any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.  Notwithstanding anything to the contrary herein, any assignment by a Lender (as defined in the Closing Date ABL Credit Agreement) of its interests under the Closing Date ABL Credit Agreement to a Permitted ABL Assignee shall not cause a Default or Event of Default under this Agreement and shall not cause the Closing Date ABL Credit Agreement to cease to constitute an “ABL Credit Agreement” under this Agreement.

“ABL Facility” means the ABL Credit Agreement and shall include the ABL Loan Documents, providing for one or more revolving credit facilities, including any such facility that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements, refundings or replacements thereof (or any subsequent replacement thereof) into or with one or more revolving credit facilities, in each case, in accordance with the terms and limitations of this Agreement and the Term/ABL Intercreditor Agreement.

“ABL Loan Documents” has the meaning assigned to the term “Loan Documents” in the ABL Credit Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the Term/ABL Intercreditor Agreement.

“Acquisition” means the acquisition by the Borrower or any Restricted Subsidiary of (a) sufficient equity or voting interests of a Person to cause such Person to become a Subsidiary or (b) all or substantially all of the assets or operations, division or line of business of a Person.

“Additional Committed Loans” has the meaning specified in Section 2.01.

“Administrative Agent” means Wilmington Trust, National Association in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit C-2 or any other form approved by the Administrative Agent.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or Equity Interests of the Borrower or any Restricted Subsidiary or any corporation of which the Borrower and its Restricted Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or Equity Interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.  Notwithstanding anything in the foregoing to the contrary, a Person that (i) would be an Affiliate of the Borrower solely by virtue of its ownership of voting or Equity Interests of the Borrower and (ii) is eligible pursuant to Rule 13d-1(b) under the Exchange Act to file a statement with the Securities and Exchange Commission on Schedule 13G, shall not be deemed to be an Affiliate.

“Affiliate Transaction” has the meaning specified in Section 7.10(a).

“Aggregate Commitments” means the Commitments of all the Lenders, but in no event to exceed the Maximum Facility Amount.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” has the meaning specified in Section 5.15(d)(i).

“Anti-Money Laundering Laws” has the meaning specified in Section 5.15(c).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Committed Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (i) with respect to Eurodollar Rate Committed Loans, 6.25% and (ii) with respect to Base Rate Committed Loans, 5.25%.

“Approved Fund” means (i) any member of the GSO Group and (ii) any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or its Affiliates.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by

Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C-1 or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the first anniversary of the Closing Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Committed Loans pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as set forth in the print edition of The Wall Street Journal as the base rate on corporate loans posted by at least 70% of the largest U.S. banks announced from time to time by The Wall Street Journal as its “prime rate,” and (c) the Eurodollar Rate for a one-month Interest Period (as determined on such day) plus 1.00%.  Any change in such rate published by The Wall Street Journal shall take effect at the opening of business on the day of publication.

“Base Rate Committed Loan” means a Committed Loan that that bears interest based on the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Board” means the Board of Directors of the Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Committed Loan, means any such day that is also a London Banking Day.

“Capital Expenditure” means, for any period, all expenditures and costs of the Borrower and its Restricted Subsidiaries that are (or should be) capitalized on the consolidated balance sheet of the Borrower in accordance with GAAP as of the end of such period, but in any event excluding (a) any transaction constituting an Acquisition and (b) capital expenditures for the restoration, repair or replacement of any fixed or capital asset that was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of insurance on such property.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means: (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which any person or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (such person or persons hereinafter referred to as an “Acquiring Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the then outstanding Voting Stock of the Borrower.

“CISADA” has the meaning specified in Section 5.15(a).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date ABL Credit Agreement” means that certain Credit Agreement, of even date herewith, by and among the Borrower, each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended, supplemented or modified from time to time in accordance with the terms and limitations of this Agreement and the Term/ABL Intercreditor Agreement and the ABL Loan Documents, for so long as the lenders thereunder are commercial banks or would otherwise constitute Permitted ABL Assignees.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning specified in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreement, the Term/ABL Intercreditor Agreement, any Control Agreements and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, Guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Loan Party to Administrative Agent in connection with this Agreement, any other Loan Document or any transaction contemplated hereby to secure or Guaranties the payment of any part of the Obligations or the performance of any Loan Party’s other duties and obligations under the Loan Documents to which such Loan Party is a party.

“Commitment” means, as to each Lender, its obligation to make Committed Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 less such Lender’s pro rata share of the Initial Committed Loans made or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Committed Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Committed Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Compressco” means CSI Compressco LP, a Delaware limited partnership.

“Compressco Unit Holding Subsidiary” means any Subsidiary of the Borrower that owns Compressco Units from time to time.

“Compressco Units” means any general or limited partnership interests in, or any incentive distribution rights or other Equity Interest in, Compressco.

“Consolidated Adjusted Working Capital” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets (other than cash and Cash Equivalents) at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Adjusted Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Funded Indebtedness” means, as of any date, the outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on such date of the kinds referred to in clauses (a), (b), (d), (f), (g) and (h) (but only to the extent of any unreimbursed, drawn amounts outstanding under any such letters of credit or letters of guaranty) of the definition of Indebtedness, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Earnings” means, for any period, the net income or loss of the Borrower and its Restricted Subsidiaries for such period, including cash dividends and distributions (not return of capital) received from Persons other than Restricted Subsidiaries and after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded therefrom (to the extent otherwise included therein): (i) extraordinary or nonrecurring gains, losses or expenses (including, whether or not otherwise includable as a separate item in the earnings statement for such period, non-cash losses on sales of assets outside of the ordinary course of business); (ii) non-cash gains, losses, expenses or adjustments under FASB Statement No. 133 as a result of changes in the fair market value of derivatives; (iii) any gains or losses attributable to write-ups or write-downs of assets, including ceiling test write-downs; (iv) adjustments due to changes in accounting principles and the effect of discontinued operations; and (v) any Equity Interest of the Borrower or any Restricted Subsidiary in the undistributed earnings of a Person that is not a Restricted Subsidiary.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means a control agreement in form and substance satisfactory to the Administrative Agent and the Required Lenders necessary to cause the Administrative Agent to have “control” (within the meaning of Section 9-104 of the UCC) over such deposit or securities account.

“Controlled Entity” means (a) any of the Subsidiaries of the Borrower and any of their or the Borrower's respective Affiliates and (b) any parent company of the Borrower and such parent company's Affiliates.

“CPPIB” means CPPIB Credit Investments III Inc.

“Current Assets” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets  that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of the Obligations or any Indebtedness outstanding under the ABL Facility, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), and (c) accruals for current or deferred Taxes based on income or profits.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary or Joint Venture, (i) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Borrower or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or Joint Venture and (ii) exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary or Joint Venture, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” means any amounts offered to Lenders pursuant to Section 2.04(b) that are not accepted by the applicable Lenders in accordance with Section 2.04(b).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Committed Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Committed Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Committed Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Committed Loans within two Business Days of the date such Committed Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of the failure to satisfy one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to either effect (unless such writing or public statement relates to such Lender’s obligation to fund a Committed Loan hereunder and states that such position is based on the failure to satisfy a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Disclosure Documents” has the meaning specified in Section 5.03.

“Disposition” means the sale, lease, transfer or other disposition, including by way of merger, of any assets, including Capital Stock of Restricted Subsidiaries; provided, however, that the following shall not constitute Dispositions:

(a)a Restricted Payment that does not violate Section 7.11 of this Agreement, including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Restricted Payment;

(b)the consummation of a Permitted Investment, including, without limitation, unwinding any obligations under Hedging Contracts, and including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Permitted Investment; and

(c)any issuance of Compressco Units by Compressco.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Committed Loans mature; provided that, if such Equity Interests are issued under any plan for the benefit of employees of the Borrower or another Loan Party, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or any other Loan Party in order to satisfy applicable statutory or regulatory obligations.

“Divestiture” means the divesture by the Borrower or any Restricted Subsidiary of either (a) sufficient Equity Interests of a Restricted Subsidiary to cause it no longer to be a Subsidiary or (b) substantially all of the assets or operations of a Restricted Subsidiary or a division or line of business of the Borrower or a Restricted Subsidiary.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S. other than (i) a Subsidiary that substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries and (ii) a Subsidiary of a Foreign Subsidiary.

“EBITDA” means, for any period, without duplication, the sum of Consolidated Net Earnings for such period plus, to the extent deducted in calculating Consolidated Net Earnings: (i) Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Committed Loans); (ii) federal, state and foreign income tax expense; (iii) depreciation, depletion and amortization expenses; (iv) any other noncash charges or losses (including non-cash stock option costs and non-cash losses on the sale of assets); and (v) any extraordinary, unusual, or non-recurring expenses, losses or charges, and minus, to the extent included in determining Consolidated Net Earnings for such period, any non-cash, extraordinary, unusual or non-recurring income or gains; provided that, for purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of any financial ratio, if at any time during such Reference Period (x) the Borrower or any Restricted Subsidiary has made an Acquisition or Divestiture in an amount greater than $5,000,000, then EBITDA for such Reference Period shall be calculated after giving effect to such Acquisition or Divestiture on a Pro Forma Basis as if it had occurred on the first day of such Reference Period, and after giving effect to any credit received for costs and savings associated with such transaction that are permitted by the Securities and Exchange Commission to be included in pro forma financial statements filed therewith; or (y) a Subsidiary is redesignated as either an Unrestricted Subsidiary or a Restricted Subsidiary, then EBITDA for such Reference Period shall be determined after giving effect to such redesignation on a Pro Forma Basis as if it had occurred on the first day of such Reference Period.

“ECF Percentage” has the meaning specified in Section 2.04(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under section 414(b), (c), (m) or (o) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)for any Interest Period with respect to a Eurodollar Rate Committed Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate (determined as set forth clause (i) of the proviso below), which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Committed Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that (i) if “LIBOR” does not exist or if the U.K. Financial Conduct Authority has implemented a policy that the LIBOR (or any component thereof) is no longer permitted to be a benchmark rate, such rate will be (x) a comparable successor or alternative interbank rate for deposits in Dollars that is, at such time, broadly accepted by the loan market in lieu of “LIBOR” and that is reasonably acceptable to the Administrative Agent or (y) solely if no such broadly accepted comparable successor interbank rate exists at such time, a successor or alternative index rate as the Administrative Agent may reasonably determine in light of prevailing market practices, (ii) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (iii) if the Eurodollar Rate

shall be less than one percent (1%), such rate shall be deemed one percent (1%) for the purposes of this Agreement.

“Eurodollar Rate Committed Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year, an amount equal to:

(a)the sum, without duplication, of:

(i)Consolidated Net Earnings for such period;

(ii)the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Earnings (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future fiscal year or amortization of a prepaid cash gain that was paid in a prior fiscal year);

(iii)the amount of the decrease, if any, in Consolidated Adjusted Working Capital for such fiscal year; and

(iv)the aggregate amount of non-cash losses on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Earnings; minus

(b)the sum, without duplication, of:

(i)the amount of all non-cash credits included in arriving at such Consolidated Net Earnings;

(ii)Capital Expenditures made by the Borrower and its Restricted Subsidiaries in cash during such fiscal year, in each case, except to the extent funded by the incurrence of long-term Indebtedness or from equity contributions made to, or the proceeds of Equity Interests issued by, the Borrower;

(iii)the aggregate amount of all regularly scheduled or mandatory principal payments of funded Indebtedness (including, without limitation, the Committed Loans) made by the Borrower and its Restricted Subsidiaries in cash during such fiscal year (other than in respect of any revolving credit facility unless there is an equivalent scheduled permanent reduction in commitments thereunder), in each case, except to the extent funded by the incurrence of long-term Indebtedness or from equity contributions made to, or the proceeds of Equity Interests issued by, the Borrower;

(iv)the amount of the increase, if any, in Consolidated Adjusted Working Capital for such fiscal year; and

(v)the aggregate amount of non-cash gains on the Disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Earnings.

“Excluded Assets” has the meaning specified in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Committed Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Committed Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) pursuant to Section 3.06(b) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of June 27, 2006 among the Borrower, the foreign subsidiaries of the Borrower from time to time party thereto as borrowers, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, National Association and Wells Fargo Bank, N.A., as syndication agents, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as co-lead arrangers and co-bookrunners, as such agreement was amended on December 15, 2006, October 29, 2010, September 30, 2014, July 1, 2016 and December 22, 2016, and may have been further amended, restated, supplemented, refinanced or reduced from time to time, and any successor credit agreement or similar facility.

“Expense and Reimbursement Letter” means that certain Exclusivity and Expense Reimbursement Letter, dated May 31, 2018 among the Borrower and GSO Capital Partners LP, as amended, supplemented or modified from time to time.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower in the case of amounts of $25,000,000 or more for such transaction or a series of related transactions and otherwise by an officer of the Borrower (unless otherwise provided in this Agreement).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connecting with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

“Fee Letters” means (i) the fee letter, dated as of the Closing Date, between GSO Capital Partners LP and the Borrower, (ii) the fee letter, dated as of the Closing Date, between CPPIB and the Borrower and (iii) the fee letter, dated as of the Closing Date, between the Administrative Agent and the Borrower.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GSO” means, collectively, GSO Capital Partners LP together with its Affiliates and any funds that are administered, advised or managed by it.

“GSO Group” means GSO, its Affiliates and funds managed, advised or sub-advised by GSO or any of its affiliates.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)to purchase such indebtedness or obligation or any property constituting security therefor;

(b)to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

  “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“Hedging Contracts” means, with respect to any specified Person:

(i)interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(ii)foreign exchange contracts and currency protection agreements;

(iii)any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time;

(iv)hedging agreements or arrangements relating to Equity Interests of the Borrower or any of its Restricted Subsidiaries entered into in connection with the issuance of convertible debt securities by the Borrower or any of its Restricted Subsidiaries; and

(v)other agreements or arrangements designed to manage interest rates or interest rate risk or protect such Person or any of its Restricted Subsidiaries against fluctuations in commodity prices or currency exchange rates.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)all obligations of such Person for borrowed money;

(b)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)all payment obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d)all payment obligations of such Person in respect of the deferred purchase price of property acquired by such Person (excluding current accounts payable);

(e)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f)all Guaranties of such Person of Indebtedness of others of the kinds referred to in clauses (a), (b), (d), (g) and (h) of this definition;

(g)all liabilities appearing on such Person’s balance sheet in accordance with GAAP in respect of Capital Leases;

(h)all liabilities of such Person as an account party in respect of letters of credit and letters of guaranty; and

(i)all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

provided however, that Indebtedness shall not include normal operating liabilities accrued in the ordinary course of business.  Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (i) to the extent the terms of such Indebtedness provide that such Person is not liable therefor, and (ii) that no Loan Party shall be deemed liable for any Indebtedness of Compressco solely arising from the ownership of CSI Compressco LP by CSI Compressco GP.  For all purposes of this Agreement, Indebtedness shall be calculated at its stated principal amount, without regard to the effect of utilizing FASB No. 159 (Fair Value Option for Financial Assets and Financial Liabilities).

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Committed Loans” has the meaning specified in Section 2.01.

“Intellectual Property Security Agreement” means that certain intellectual property security agreement, dated as of the date hereof, among the Borrower, the Administrative Agent, and each of the other Loan Parties party thereto, as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period, total cash interest expense (including imputed interest on Capital Leases and amounts, both positive and negative, attributable to interest expense incurred under Swaps) accruing on Indebtedness of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (i) EBITDA for the applicable period to (ii) Interest Expense for the applicable period, in each case for the 12 months then ending and determined on a consolidated basis for the Borrower and its consolidated Restricted Subsidiaries.

“Interest Payment Date” means, (a) as to any Committed Loan other than a Base Rate Committed Loan, the last day of each Interest Period applicable to such Committed Loan and the Scheduled Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Committed Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Committed Loan, the last Business Day of each March, June, September and December and the Scheduled Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Committed Loan, the period commencing on the date such Eurodollar Rate Committed Loan is disbursed or converted to or continued as a Eurodollar Rate Committed Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Committed Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period pertaining to a Eurodollar Rate Committed Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Scheduled Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Borrower in which the Borrower or any of its Restricted Subsidiaries makes any Investment.

“Laws” means, collectively, any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Leverage Ratio” means the ratio of (a) Consolidated Funded Indebtedness as of the end of any fiscal quarter to (b)  EBITDA for the 12 months then ended.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Loan Documents” means this Agreement, each Note, the Subsidiary Guaranty, the Collateral Documents, the Fee Letters, the Perfection Certificate, and all other material certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

“Loan Parties” means, collectively, the Borrower, each Subsidiary Guarantor and each Non-Recourse Pledgor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower and its Restricted Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents, or (c) the ability of the Subsidiary Guarantors taken as a whole to perform their obligations under the Subsidiary Guaranty and the other Loan Documents to which the Subsidiary Guarantors are a party or (d) the validity or enforceability of this Agreement or the Subsidiary Guaranty.

“Material Domestic Subsidiary” means any Restricted Subsidiary that (a) is a Domestic Subsidiary and, together with its own consolidated Restricted Subsidiaries, either (i) owns or holds assets with an aggregate value greater than two and one-half percent (2.5%) of the aggregate value of all the assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, or (ii) has gross revenues in excess of two and one-half percent (2.5%) of the gross revenues of the Borrower and its Restricted Subsidiaries on a consolidated basis, in each case based on the most recent consolidated financial statements of the Borrower; provided that if (x) the aggregate value of all the assets of all Restricted Subsidiaries that would not constitute Material Domestic Subsidiaries exceeds five percent (5%) of the aggregate value of all of the assets of the Company and its Restricted Subsidiaries, on a consolidated basis, or (y) the gross revenues of all Restricted Subsidiaries that would not constitute Material Domestic Subsidiaries exceeds five percent (5%) of the gross revenues of the Borrower and its Restricted Subsidiaries, on a consolidated basis, then in each case one or more of such excluded Restricted Subsidiaries shall for all purposes of this Agreement be deemed to be Material Domestic Subsidiaries in descending order based on the aggregate value of their assets or their gross revenues until such excess has been eliminated, or (b) is a guarantor with respect to the ABL Facility.

“Maximum Facility Amount” means $275,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Available Cash” from a Disposition of assets means cash payments received as proceeds from such Disposition, net of:

(a)all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Disposition;

(b)all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Disposition; and

(c)the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Disposition and retained by the Borrower or any Subsidiary after such Disposition.

“Net Debt Issuance Proceeds” means an amount equal to, with respect to any incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary, the cash payments received by the Borrower or any of the Restricted Subsidiaries from such incurrence of Indebtedness, less all legal, accounting, investment banking, commissions and other fees and expenses incurred in connection with or related to such incurrence of Indebtedness.

“Net Equity Issuance Proceeds” means, in connection with any issuance of any Equity Interests, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Recovery Proceeds” means, with respect to any Recovery Event, an amount equal to the cash payments received by the Borrower or any of the Restricted Subsidiaries from such Recovery Event, net of (i) reasonable costs and expenses associated therewith, including fees and expenses of attorneys, accountants, insurance adjusters, appraisers, environmental consultants, engineers, architects and other professionals and consultants, (ii) any tax liability arising therefrom and (iii) amounts applied to the repayment of Indebtedness permitted under Section 7.02 (other than the Obligations and the Indebtedness described in Section 7.02(b)) secured by a Lien permitted under Section 7.04 on the property subject to such Recovery Event.

“Non-Recourse Debt” means Indebtedness:

(a)as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, Subsidiary Guaranty, indemnity, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise, in each case of clauses (i) and (ii) above, except for Customary Recourse Exceptions; and

(b)no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Committed Loans) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

“Non-Recourse Pledgor” means each Compressco Unit Holding Subsidiary (other than a Subsidiary that owns only general partner interests and/or Series A Preferred Units in Compressco and does not own any common units or incentive distribution rights in Compressco) that is not required to be a Subsidiary Guarantor hereunder.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Committed Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” has the meaning specified in Section 5.15(a).

“OFAC Listed Person” has the meaning specified in Section 5.15(a).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as June 20, 2011, by and among, the Borrower, Compressco Partners GP Inc., a Delaware corporation, and Compressco Partners L.P., a Delaware limited partnership, as amended by the First Amendment to Omnibus Agreement, dated as of June 20, 2014.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Committed Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are

Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(b).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Perfection Certificate” means that certain Perfection Certificate dated as of September 10, 2018, executed by the Loan Parties and addressed to the Administrative Agent.

“Permitted ABL Assignee” means (i) at any time an “Event of Default” under the Closing Date ABL Credit Agreement is not continuing, commercial banks or other institutions that originate asset-based credit facilities or otherwise make commercial loans under asset-based credit facilities in the ordinary course of business (excluding hedge funds and affiliates of hedge funds) and (ii) at any time after the occurrence and during the continuance of an “Event of Default” under the Closing Date ABL Credit Agreement, any Person that does not constitute a “Disqualified Lender” (as defined in the Term/ABL Intercreditor Agreement), subject to the right of the Term Loan Representative (as defined in the Term ABL Intercreditor Agreement) to provide or update the list of “Disqualified Lenders” pursuant to the terms of the Term/ABL Intercreditor Agreement.

“Permitted Investments” means:

(a)any Investment in the Borrower or in a Restricted Subsidiary;

(b)any Investment in Cash Equivalents subject to control agreements in favor of the Administrative Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties to the extent required under Section 6.18;

(c)any Investment by the Borrower or any Restricted Subsidiary in a Person, if as a result of such Investment:

(i)such Person becomes a Restricted Subsidiary; or

(ii)such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(d)any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets that was made pursuant to and in compliance with Section 7.06;

(e)any Investment in any Person (except to the extent of cash payments in lieu of fractional shares) in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(f)any Investment received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by, or other transfer of title to, the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment in default, or (ii) litigation, arbitration or other disputes;

(g)Investments represented by obligations under Hedging Contracts permitted under Section 7.17;

(h)Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other deposits made in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries;

(i)advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(j)loans or advances to officers, directors or employees made in the ordinary course of business or consistent with past practice of the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding;

(k)Investments made with Declined Amounts so long as no Default or Event of Default exists at the time of such Investment or would immediately result therefrom;

(l)receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(m)[Reserved];

(n)any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and disclosed on Schedule 1.01(a) hereto; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the Closing Date;

(o)surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(p)Guaranties by the Borrower or any of its Restricted Subsidiaries of operating leases (other than obligations with respect to Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any such Restricted Subsidiary in the ordinary course of business;

(q)[Reserved];

(r)Investments received as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment in default; and

(s)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby,

(i)other Investments in any Person other than Compressco (including Investments in any Joint Venture) to the extent that after giving effect to the making of such Investments on a Pro Forma Basis, together with all other Investments then outstanding under this sub-clause (i), on the date such Investment is made and all related transactions are consummated, the aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of such Investments does not exceed (A) if the Leverage Ratio calculated on a Pro Forma Basis is less than 3.00:1.00 but greater than 2.50:1.00, $15,000,000 and (B) if the Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 2.50:1.00, $30,000,000; and

(ii)so long as none of Compressco or any of its Subsidiaries (A) is in default (as principal or as guarantor other surety) in the payment of any principal of or premium or make-whole amount or breakage amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, (B) is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (C) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests), (1) has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (2) one or more Persons have the right to require Compressco or any of its Subsidiaries so to purchase or repay such Indebtedness, Investments in Compressco to the extent that after giving effect to the making of such Investments on a Pro Forma Basis, together with all other Investments outstanding under this sub-clause (ii), on the date such Investment is made and all related transactions are consummated, the aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of such Investments does not exceed (x) if the Leverage Ratio calculated on a Pro Forma Basis is less than 3.00:1.00 but greater than 2.50:1.00, $25,000,000 and (y) if the Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 2.50:1.00, $50,000,000;

provided that, if any Investment pursuant to this clause (s) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (s) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, refund, discharge or otherwise retire for value, in whole or in part (collectively, a “Refinancing,“ and the term “Refinanced“ has a correlative meaning) any other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness) in a principal amount not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(a)the principal amount of the Indebtedness so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any paid in connection therewith); and

(b)if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

Notwithstanding the preceding, no Indebtedness will be deemed to be Permitted Refinancing Indebtedness, unless:

(i)such Indebtedness, has a final maturity date no earlier than the final maturity date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(ii)if the Indebtedness being Refinanced is contractually subordinated or otherwise junior in right of payment to the Committed Loans or the Subsidiary Guaranty, such Indebtedness (and any related Guaranty) is contractually subordinated or otherwise junior in right of payment to the Committed Loans or the Subsidiary Guaranty on terms at least as favorable to the Lenders as those contained in the documentation governing such Indebtedness;

(iii)such Indebtedness is incurred or issued by the Borrower or such Indebtedness is incurred or issued by a Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced; provided that a Restricted Subsidiary that is also a Subsidiary Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Borrower, regardless of whether such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being Refinanced;

(iv)the terms and conditions of such Indebtedness (other than with respect to pricing, premiums, fees, rate floors and conversion features) are not, taken as a whole,

more favorable to the lenders or holders providing such Indebtedness than the terms and conditions of this Agreement; provided, however, that notwithstanding the foregoing, the Borrower may incur such Indebtedness the terms and conditions of which are, taken as a whole, more favorable to the lenders or holders providing such Indebtedness than the terms and conditions of this Agreement, to the extent that this Agreement and any other applicable Loan Document are amended to reflect such more favorable terms and conditions;

(v)with respect to any Refinancing of the ABL Facility, such Indebtedness is provided by lenders that are commercial banks; and

(vi)otherwise the terms and conditions of such Indebtedness and the incurrence thereof do not have a material adverse effect on the Lenders’ rights and interests hereunder (and without limiting the generality of the foregoing, any restrictions on the Lenders’ ability to receive full cash payments of interest due hereunder shall be deemed to have such a material adverse effect on the Lenders).

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.

“Pledged Compressco Units” means (a) prior to June 30, 2021, Compressco Units representing limited partner Equity Interests in and to Compressco together with any warrants, options, common units, subordinated units, preferred units, incentive distribution rights or other rights entitling any entity to purchase or acquire any such units but excluding general partner interests and (b) on or after June 30, 2021, Compressco Units together with any warrants, options, common units, subordinated units, preferred units, incentive distribution rights or other rights entitling any entity to purchase or acquire any such units; provided, however, that Pledged Compressco Units shall not at any time include any Series A Preferred Units but shall include any limited partner Equity Interests into which the Series A Preferred Units are converted.

“Person” means any natural person, corporation, limited liability company (or series thereof), trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means IntraLinks or another similar electronic system.

“Prepayment Acceptance Notice” has the meaning specified in Section 2.04(b)(vi).

“Prepayment Offer” has the meaning specified in Section 2.04(b)(vi).

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or term, the calculation thereof after giving effect on a pro forma basis to the change in such calculation required by the applicable provision hereof, and otherwise on a basis in accordance with GAAP as used in the preparation of the latest financial statements provided pursuant to Section 6.01(a) and 6.01(b) and otherwise reasonably satisfactory to the Required Lenders.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary, but excluding all identifiable amounts constituting compensation for lost earnings or revenues.

“Reference Period” has the meaning specified in the defined term “EBITDA”.

“Refinancing” and “Refinanced” have the meaning specified in the definition of Permitted Refinancing Indebtedness.

“Register” has the meaning specified in Section 10.06(c).

“Related Businesses” means the lines of business in which the Borrower and the Subsidiaries are engaged, as described in the public filings of the Borrower with the Securities and Exchange Commission through the Closing Date, together with those businesses that are reasonably related thereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Required Lenders” means, as of any date of determination, (a) if GSO holds 50% or more of the aggregate of the Aggregate Commitments and Total Outstandings, GSO and (b) if GSO holds less than 50% of the aggregate of the Aggregate Commitments and Total Outstandings, Lenders having 50% or more of the aggregate of the Aggregate Commitments and Total Outstandings or, if the commitment of each Lender to make Committed Loans have expired or been terminated, Lenders holding in the aggregate 50% or more of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.11(a).

“Restricted Subsidiary” means any Subsidiary (a) of which at least a majority of the voting securities are owned by the Borrower and/or one or more Restricted Subsidiaries and (b) that is not listed in the definition of an Unrestricted Subsidiary below or that the Borrower has not designated an Unrestricted Subsidiary by notice in writing given to the Administrative Agent pursuant to Section 7.08.

“Sale and Leaseback Transaction” has the meaning specified in Section 7.16.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including, without limitation, the Office of Foreign Assets Control), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctioned Country” means any country or territory to the extent that such country or territory itself is the subject of any Sanctions.

“Sanctioned Person” has the meaning specified in Section 5.15(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Scheduled Maturity Date” means the date that is seven years after the Closing Date; provided, however, that if such date is not a Business Day, the Scheduled Maturity Date shall be the immediately preceding Business Day.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, among the Borrower, the Administrative Agent, and each of the other Loan Parties party thereto, as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.

“Series A Preferred Units” means the “Series A Preferred Units” as defined in the Second Amended and Restated Agreement of Limited Partnership of CSI Compressco LP dated as of August 8, 2016, as amended, restated or otherwise modified from time to time.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including contingent liabilities) beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership, limited liability company or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower.  Notwithstanding anything herein to contrary, Compressco  shall be deemed to be a Subsidiary of the Borrower so long as (i) Borrower and/or one or more of its Restricted Subsidiaries own and control CSI Compressco GP Inc. and (ii) CSI Compressco GP, Inc. (or one of its Subsidiaries) owns and controls a majority of the general partnership interests of Compressco.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that executes and delivers, or becomes a party to, the Subsidiary Guaranty. For the avoidance of doubt, any Domestic Subsidiary that is a Restricted Subsidiary shall be a Subsidiary Guarantor.

“Subsidiary Guaranty” means that certain Subsidiary Guaranty, dated as of the date hereof, among the Subsidiary Guarantors and the Administrative Agent, as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Subordinated Debt” means all Indebtedness of a Person that has been subordinated on the terms and conditions set forth on Exhibit F or such other terms as approved by the Required Lenders, in their sole discretion, to all of the Obligations, whether now existing or hereafter incurred. Indebtedness shall not be considered as “Subordinated Debt” unless and until the Administrative Agent shall have received copies of the documentation evidencing or relating to such Indebtedness.

“Swap” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; but no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Restricted Subsidiary shall be a Swap.

  “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term/ABL Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among, the Administrative Agent, the ABL Administrative Agent and the Loan Parties from time to time party thereto, in substantially the form of Exhibit E or otherwise satisfactory to the Required Lenders.

“Total Outstandings” means the aggregate Outstanding Amount of all Committed Loans.

“Type” means with respect to a Committed Loan, its character as a Base Rate Committed Loan or a Eurodollar Rate Committed Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that (a) has been so designated by notice in writing given to the Administrative Agent (for distribution to the Lenders), (b) is listed below, and (c) any other subsidiary of any Unrestricted Subsidiary now existing or hereafter formed or created:

(a)CSI Compressco GP Inc.

(b)CSI Compressco LP

(c)CSI Compressco Investment LLC

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(e)(ii)(B)(3).

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means, with respect to any Person, any class of shares of stock or other Equity Interests of such Person having general voting power under ordinary circumstances to elect a majority of the board of directors or other managing entities, as appropriate, of such Person (irrespective of whether or not at the time stock of any other class or classes or other Equity Interests of such Person shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary 100% of all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly Owned Restricted Subsidiaries at such time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on, or consent requirements of the Administrative Agent or Lenders with respect to, such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person.  Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Administrative Agent); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)Capital Leases.  Notwithstanding anything herein to the contrary, any obligations of a Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such obligation to be recharacterized as a capital lease obligation.

1.04Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Article II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01Committed Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans to the Borrower (i) on the Closing Date in an amount equal to each Lender’s pro rata share of $200,000,000 (any such loans, the “Initial Committed Loans”) and (ii) from time to time, on any Business Day following the Closing Date during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment (any such loans, the “Additional Committed Loans” and, together with the Initial Committed Loans, the “Committed Loans”); provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the lesser of (a) the Maximum Facility Amount and (b) the Aggregate Commitments and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender shall not exceed such Lender’s Commitment (it being understood that notwithstanding any original issue or other discount that reduces the amount funded on the date of any Committed Borrowing of Committed Loans, all calculations hereunder with respect to such Committed Loans, including the accrual of interest and the repayment or prepayment of principal, shall be based on 100% of the stated principal amount thereof.

Amounts repaid or prepaid in respect of Committed Loans may not be re-borrowed.  Committed Loans may be Base Rate Committed Loans or Eurodollar Rate Committed Loans, as further provided herein.  Additional Committed Loans shall be in minimum increments of $5,000,000.

2.02Committed Borrowings, Conversions and Continuations of Committed Loans.

(a)Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Committed Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice.  Each such Committed Loan Notice must be received by the Administrative Agent not later than (i) 12:00 noon three Business Days prior to the requested date of any Committed Borrowing of Initial Committed Loans to the extent consisting of Eurodollar Rate Committed Loans, any conversion to or continuation of Eurodollar Rate Committed Loans or any conversion of Eurodollar Rate Committed Loans to Base Rate Committed Loans, (ii) 12:00 noon one Business Day prior to the requested date of any Committed Borrowing of Initial Committed Loans to the extent consisting of Base Rate Committed Loans and (iii) 12:00 noon twelve Business Days prior to the requested date of any Committed Borrowing of Additional Committed Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Committed Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such Committed Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Borrower may include an alternative Interest Period of one, two, three or six months with respect to such Committed Borrowing in any such notice which shall apply (automatically and without any further notice) in the event that one or more Lenders do not agree to such requested Interest Period.  Not later than 12:00 noon, three Business Days before the requested date of such committed Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each Committed Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans shall be in a principal amount of not less than $10,000,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of not less than $10,000,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice shall specify (A) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Committed Loans, (B) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Committed Loans to be borrowed, converted or continued, (D) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Committed Loans.  Any such automatic conversion to Base Rate

Committed Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Committed Loans.  If the Borrower requests a Committed Borrowing of, conversion to, or continuation of Eurodollar Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)   Following receipt of such Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Committed Loans described in the preceding subsection (a).  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction or waiver as provided under this Agreement of the applicable conditions set forth in Section 4.02 (and, if such Committed Borrowing is the initial Committed Borrowing, Section 4.01), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)Except as otherwise provided herein, a Eurodollar Rate Committed Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Committed Loan.  During the existence of a Default, no Committed Loans may be requested as, converted to or continued as Eurodollar Rate Committed Loans without the consent of the Required Lenders.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Committed Loans upon determination of such interest rate.  At any time that Base Rate Committed Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Committed Loans.

2.03[Reserved].

2.04Prepayments.

(a)Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty (but subject to Section 2.04(c) and Section 3.05(a)); provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Committed Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Committed Loans are to be prepaid, the Interest Period(s) of such Committed Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that any such notice may be contingent upon the consummation of a refinancing, acquisition, merger or disposition transaction and if such refinancing, acquisition, merger or disposition is not consummated on the date of repayment specified in such notice, such notice may be rescinded, or the date of repayment specified therein may be extended, upon further notice from the Borrower to the Administrative Agent.  Any prepayment of a Eurodollar Rate Committed Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.14, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)Mandatory Prepayments and Offers to Prepay.  The Borrower shall make the following mandatory prepayments and offers to prepay:

(i)Commencing with the fiscal year ending December 31, 2020, within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related officer’s certificate has been delivered pursuant to Section 6.02 for such fiscal year, the Borrower shall make an offer to the Lenders to prepay an aggregate principal amount of Committed Loans on a pro rata basis in an amount equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) any voluntary prepayments of Committed Loans (or any Permitted Refinancing Indebtedness thereof) during such fiscal year or during the period between the end of such fiscal year and the date by which any such prepayment is due (without duplication of any such credit in any prior or subsequent fiscal year) pursuant to Section 2.04(a) to the extent such prepayments are not funded with the proceeds of long-term Indebtedness; provided that (x) the ECF Percentage shall be 25% if the Leverage Ratio determined as of the last day of the fiscal year covered by such financial statements is less than 2.00 to 1.00 and greater than or equal to 1.50 to 1.00 and (y) the ECF Percentage shall be 0% if the Leverage Ratio determined as of the last day of the fiscal year covered by such financial statements is less than 1.50 to 1.00.

(ii)No later than the fifth Business Day following the date of receipt by the Borrower, any Restricted Subsidiary or any Non-Recourse Pledgors of any Net Available Cash from any Disposition permitted pursuant to Section 7.06(d) other than a Disposition of ABL Priority Collateral,  the proceeds of which shall be applied in accordance with the ABL Credit Agreement, the Borrower shall make an offer to the Lenders to prepay an aggregate principal amount of the Committed Loans on a pro rata basis in an amount equal to 100% of such Net Available Cash in accordance with Section 2.11 (without duplication of amounts required to be prepaid under Section 2.04(b)(v)).

(iii)No later than the fifth Business Day following the date of receipt by the Borrower or any Restricted Subsidiary of any Net Recovery Proceeds exceeding $10,000,000 other than any such Net Recovery Proceeds attributable to a Recovery Event with respect to ABL Priority Collateral, the proceeds of which shall be applied in accordance with the ABL Credit Agreement, the Borrower shall make an offer to the Lenders to prepay an aggregate principal amount of Committed Loans on a pro rata basis in an amount equal to 100% of such Net Recovery Proceeds in accordance with Section 2.11; provided that, in the case of any Recovery Event, if the Borrower shall, prior to the date of the required prepayment offer, deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower to the effect that the Borrower intends to cause the Net Recovery Proceeds with respect to such Recovery Event (or a portion of such Net Recovery Proceeds specified in such certificate) to be applied within 365 days after receipt of such Net Recovery Proceeds (or intends to enter into an agreement within such 365 day period to apply such Net Recovery Proceeds within 180 days of entering into such agreement) to acquire real property, equipment or other assets to be used in the business of the Borrower or its Restricted Subsidiaries, to demolish, repair or restore the real property, equipment or other assets damaged as a result of a casualty or to replace, improve or expand existing capital assets of the Borrower or its Restricted Subsidiaries, then no prepayment shall be required pursuant to this paragraph in respect of such Net Recovery Proceeds (or the portion of such Net Recovery Proceeds specified in such certificate, if applicable) except to the extent of any such Net Recovery Proceeds that have not been so applied by the end of such period, at which time a prepayment shall be required in an amount equal to such Net Recovery Proceeds that have not been so applied.

(iv)No later than the first Business Day following the date of receipt by the Borrower or any Restricted Subsidiary of any Net Debt Issuance Proceeds from the incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary (other than with respect to any Indebtedness permitted to be incurred by Section 7.02), the Borrower shall apply such Net Debt Issuance Proceeds to the prepayment on a pro rata basis of Committed Loans in accordance with Section 2.11.

(v)No later than the fifth Business Day following the date of receipt by the Borrower of any Net Equity Issuance Proceeds from any issuance of Equity Interests of the Borrower or any Restricted Subsidiary, the Borrower shall make an offer to the Lenders to prepay an aggregate principal amount of Committed Loans on a pro rata basis in an amount equal to 75% of such Net Equity Issuance Proceeds in accordance with Section 2.11 (without duplication of amounts required to be prepaid under Section 2.04(b)(ii)); provided, during any period in which the Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 6.01(a) calculating the Leverage Ratio on a Pro Forma Basis (after giving effect to the issuance of such Equity Interests and the use of proceeds thereof) as of the last day of the most recently ended fiscal quarter) shall be 3.00:1.00 or less, the Borrower shall only be required to make the offer to prepay otherwise required hereby in an amount equal to 50% of such Net Equity Issuance Proceeds.

(vi)The Borrower shall notify the Administrative Agent in writing of any requirement to make a mandatory offer to prepay Loans required to be made by the Borrower pursuant to Sections 2.04(b)(ii), 2.04(b)(iii) and 2.04(b)(v) at least three Business Days prior to the date of such offer.  Each such notice shall specify the date of such offer and provide a reasonably detailed calculation of the maximum amount of such offer.  The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s offer and of such Lender’s Pro Rata Share of such offer.

(vii)Each Lender may accept all or any portion of its pro rata portion of any offer to prepay the Committed Loans required to be made pursuant to this Section 2.04(b) (each such offer, a “Prepayment Offer”), by providing written notice (a “Prepayment Acceptance Notice”) to the Administrative Agent (with a copy to the Borrower) no later than 5:00 p.m. five Business Days after the date of such Lender’s receipt of the Prepayment Offer, which Prepayment Acceptance Notice shall specify the principal amount of the prepayment of Loans being accepted by such Lender; provided that, if such Lender fails to specify the principal amount of the Loans to be accepted pursuant to any such Prepayment Acceptance Notice delivered to the Administrative Agent, such Lender shall be deemed to have requested a prepayment in an amount equal to its pro rata portion of such Prepayment Offer.  If a Lender fails to deliver a Prepayment Acceptance Notice to the Administrative Agent within the time frame specified above, such failure will be deemed a rejection of the total amount of such mandatory prepayment of Loans.  The Borrower shall make any prepayments no later than five Business Days after expiration of the time period for acceptance by Lenders of Prepayment Offers.  Any Declined Amounts remaining shall be retained by the Borrower and may be used for general corporate purposes or for any other purpose not expressly prohibited by this Agreement.

(c)Call Protection. The Borrower shall pay the following premium in connection with any prepayment of the Committed Loans made prior to the third-year anniversary of the Closing Date pursuant to Section 2.04(a): (i) during the period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date, a premium in an amount equal to the present value of the sum of (A) the Applicable Rate that would have been payable for Eurodollar Rate applicable to the Committed Loans prepaid, (assuming an Interest Period of three months in effect on the date on which the applicable notice of prepayment, repayment is given) plus (B) the greater of (x) the Eurodollar Rate “floor” (i.e. 1%) and (y) the Eurodollar Rate (assuming an Interest Period of three months in effect on the date on which the applicable notice of prepayment is given), in each case calculated as a rate per annum on the amount of the principal of such Committed Loans prepaid from the date of such prepayment until the one-year anniversary of the Closing Date plus (C) the premium on the amount of the principal of such Committed Loans prepaid that would have been payable on such Committed Loans if such prepayment had occurred on the one-year anniversary of the Closing Date (in each case, computed on the basis of actual days elapsed over a year of 360 days and using a discount rate equal to the Treasury Rate as of such prepayment plus 50 basis points); (ii) during the period commencing after the one-year anniversary of the Closing Date and ending on the two-year anniversary of the Closing Date, a premium of 3% of the aggregate principal amount so prepaid;

and (iii) during the period commencing after the two-year anniversary of the Closing Date and ending on the three-year anniversary of the Closing Date, a premium of 1% of the aggregate principal amount so prepaid.

2.05Termination or Reduction of Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon three Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06Repayment of Committed Loans.  The Borrower shall repay to the Lenders on the Scheduled Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

2.07Interest.

(a)Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(i)While any Event of Default under Section 8.01(a) or 8.01(b) (with respect to payments of principal and interest only), 8.01(g) or 8.01(h) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b)Interest on each Committed Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08Fees.

(a)Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to

1% times the actual daily amount by which Aggregate Commitments exceed the Outstanding Amount of Committed Loans.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears.

(b)Other Fees.

(i)The Borrower shall pay to GSO, CPPIB and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Expense Reimbursement Letter and the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09Computation of Interest and Fees.  All computations of interest for Base Rate Committed Loans (including Base Rate Committed Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Committed Loan for the day on which the Committed Loan is made, and shall not accrue on a Committed Loan, or any portion thereof, for the day on which the Committed Loan or such portion is paid, provided that any Committed Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10Evidence of Debt.

(a)The Committed Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Committed Borrowings made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Committed Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Committed Loans and payments with respect thereto.

2.11Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by the Borrower shall be made  free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Committed Loans (or, in the case of any Committed Borrowing of Base Rate Committed Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Committed Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to such Committed Loan.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(d)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Committed Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Committed Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or to make its payment under Section 10.04(c).

(f)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Committed Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Committed Loan in any particular place or manner.

2.12Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13Reserved.

2.14Defaulting Lenders.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of “Required Lenders”.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Committed Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Committed Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Committed Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Committed Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Committed Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Committed Loans of such Defaulting Lender until such time as all Committed Loans are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.  Each Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Committed Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the

Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions of Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.  (i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(i)Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, if the Borrower is a U.S. person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax

Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Committed Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv)Notwithstanding anything to the contrary herein or in any other Loan Document, the obligation of the Administrative Agent and the Loan Parties to withhold based upon the information and documentation the Administrative Agent has received pursuant to this clause (e), shall be subject to the standards of knowledge set forth in U.S. Treasury Regulation Section 1.1441-7T (or any successor provision) and, in the case of withholding under any non-U.S. law, any comparable provision applicable to withholding agents under such non-U.S. law.

(f)Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h)Defined Terms.  For purposes of this Section 3.01, the term “applicable Laws” includes FATCA.

3.02Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Committed Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Committed Loans or to convert Base Rate Committed Loans to Eurodollar Rate Committed Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Committed Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Committed Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Committed Loans of such Lender to Base Rate Committed Loans (the interest rate on which Base Rate Committed Loans of such Lender shall, if necessary to avoid  such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Committed Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Committed Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03Inability to Determine Rates.

(a)If in connection with any request for a Eurodollar Rate Committed Loan or a conversion to or continuation thereof,  (i)  the Administrative Agent determines that (x) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Committed Loan, or (y) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan or in connection with an existing or proposed Base Rate Committed Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Committed Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Committed Loans shall be suspended (to the extent of the affected Eurodollar Rate Committed Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans (to the extent of the affected Eurodollar Rate Committed Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Committed Loans in the amount specified therein.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03(b), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable,  the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

(c)If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Committed Loans shall be suspended, (to the extent of the affected Eurodollar Rate Committed Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans (to the extent of the affected Eurodollar Rate Committed Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Committed Loans (subject to the foregoing clause (y)) in the amount specified therein.

(d)Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

(e)As used above:

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent and with the consent of the Borrower (which may not be unreasonably withheld, delayed or conditioned), to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

3.04Increased Costs; Reserves on Eurodollar Rate Committed Loans.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Committed Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Committed Loan the interest on which is determined by reference to the Eurodollar Rate (or, in the case of clause (ii) above, any Committed Loan) (or of maintaining its obligation to make any such Committed Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Committed Loans made by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Reserves on Eurodollar Rate Committed Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Committed Loan equal to the actual costs of such reserves allocated to such Committed Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Committed Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Committed Loan other than a Base Rate Committed Loan on a day other than the last day of the Interest Period for such Committed Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Committed Loan) to prepay, borrow, continue or convert any Committed Loan other than a Base Rate Committed Loan on the date or in the amount notified by the Borrower; or

(c)any assignment of a Eurodollar Rate Committed Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Committed Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Committed Loan made by it at the Eurodollar Rate for such Committed Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Committed Loan was in fact so funded.

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04 or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Committed Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Article IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01Conditions of Initial Committed Borrowing.  The obligation of each Lender to make its Initial Committed Loans hereunder is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)The Administrative Agent’s and the Lenders’ receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i)executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)executed counterpart of the Subsidiary Guaranty;

(iv)executed counterparts of the Collateral Documents;

(v)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each of the Borrower, each Subsidiary Guarantor and each Non-Recourse Pledgor as the Required Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Person is a party;

(vi)such documents and certifications as the Required Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the other Loan Parties is validly existing and in good standing in its jurisdiction of organization;

(vii)a favorable opinion of each of (a) Haynes and Boone, LLP, Texas and New York counsel to the Loan Parties, and (b) Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., Oklahoma counsel to the Loan Parties, in each case addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent and the Required Lenders;

(viii)certificates evidencing that insurance has been obtained and is in effect in such types and amounts as is required under Section 6.05, naming Administrative Agent as additional insured on liability policies and loss payee with regard to property and casualty policies;

(ix)a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required (other than consents and approvals under the Organization Documents of such Loan Party);

(x)a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01(e), 4.02(a), 4.02(b) and 4.02(c) have been satisfied, and (B) that there has been no event or condition since December 31, 2017 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(xi)an executed copy of the Perfection Certificate.

(b)(i) Any fees required to be paid on the Closing Date pursuant to the Expense Reimbursement Letter and the Fee Letters and (ii) all reasonable fees, charges and disbursements of counsel and any local counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent), plus such additional amounts of such fees (including all filing and recording fees and taxes), charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by such counsel through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent), in each case to the extent invoiced at least two (2) Business Days’ prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall have been or will be simultaneously paid with the initial Committed Borrowing hereunder.

(c)The Lenders shall have received certification as to the Solvency of the Borrower and the Loan Parties, taken as a whole, after giving effect to the execution of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, from a Senior Financial Officer of the Borrower.

(d)The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the Closing Date, the documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, that have been requested in writing at least seven calendar days before the Closing Date.

(e)The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(f)[Reserved].

(g)The Administrative Agent and the Lenders shall have received a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, certifying that arrangements have been made for the repayment of the entire outstanding amount of (i) the Borrower’s 2022 Senior Secured Notes in accordance with the terms thereof and (ii) all of the Borrower’s outstanding Indebtedness in respect of borrowed money under the Existing Credit Agreement

(and the return and cancellation of any letters of credit issued thereunder that are not being continued, or for which back-stop letters of credit have been issued, under the ABL Facility or which have been fully cash collateralized to the satisfaction of the issuing bank).

(h)The Administrative Agent and the Lenders shall have received (i) a copy of the ABL Credit Agreement fully executed by the parties thereto and certified by a Responsible Officer of the Borrower to be a true, correct and complete copy thereof and (ii) evidence reasonably satisfactory to the Administrative Agent and the Lenders that, as of the Closing Date and after giving effect to the repayments specified in Section 4.01(g), not more than $25,000,000 of advances, loans or any other credit extensions are outstanding under the ABL Credit Agreement.

(i)The Lenders shall have received results of lien searches made with respect to the Loan Parties and evidence reasonably satisfactory to the Required Lenders that the Liens indicated by the results of such searches are permitted under Section 7.04 or have been, or substantially contemporaneously with the Closing Date will be, released.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document, agreement and/or instrument required to be approved by Administrative Agent, Required Lenders or Lenders, as applicable, and each condition to be satisfied on the Closing Date.

4.02 Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Committed Borrowing (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Committed Loans) is subject to the following conditions precedent:

(a)The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document to which such Loan Party is a party, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) on and as of the date of such Committed Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except with respect to representations and warranties which are expressly qualified by materiality, which shall be true and correct in all respects) as of such earlier date.

(b)No Default shall exist, or would result from such proposed Committed Borrowing or from the application of the proceeds thereof.

(c)After giving effect to the incurrence of such Committed Borrowing on a Pro Forma Basis, on the date such debt is incurred and all related transactions are consummated, the Leverage Ratio calculated on a Pro Forma Basis shall be less than 2.75:1.00.

(d)The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

(e)Any fees required to be paid on the date of such extension of credit pursuant to the Expense Reimbursement Letter, the Fee Letters and Section 10.04(a) shall have been paid or will be contemporaneously paid.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Committed Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Committed Borrowing.

Article V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender that:

5.01Organization; Power and Authority.

The Borrower and each Subsidiary Guarantor is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary Guarantor has the corporate, partnership or limited liability company action (as the case may be) power and authority to own or hold under lease or license the properties it purports to own or hold under lease or license, to transact the business it transacts and proposes to transact, to execute and deliver each of the Loan Documents to which it is a party and to perform the provisions hereof and thereof.

5.02Authorization, etc.

(a)This Agreement and the other Loan Documents have been duly authorized by all necessary corporate or partnership action on the part of the Borrower, and this Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)The Subsidiary Guaranty has been duly authorized by all necessary corporate, partnership or limited liability company action (as the case may be) on the part of each Subsidiary Guarantor and upon execution and delivery thereof will constitute the legal, valid and binding obligation of each Subsidiary Guarantor, enforceable against each Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)Each of the Security Agreement and the other Collateral Documents has been duly authorized by all necessary corporate, partnership or limited liability company action (as the case may be) on the part of each Loan Party (other than the Borrower) and upon execution and delivery thereof will constitute the legal, valid and binding obligation of each Loan Party (other than the Borrower), enforceable against each Loan Party (other than the Borrower) in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.03Disclosure.

The written information provided to the Administrative Agent, along with the reports filed by the Borrower with the Securities and Exchange Commission, fairly describes, in all material respects, the general nature of the business and principal properties of the Borrower and its Subsidiaries.  Except as disclosed in Schedule 5.03, this Agreement, the reports filed by the Borrower with the Securities and Exchange Commission and the other documents, certificates or other writings delivered to the Administrative Agent by or on behalf of the Borrower in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.05 (this Agreement and such documents, certificates or other writings and such financial statements delivered to the Administrative Agent and each Lender being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that with respect to projected financial information and any forecasts of financial performance, the Borrower makes no representation or warranty that such projections or forecasts will ultimately prove to have been accurate, and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared in light of all then known facts and circumstances reasonably available to the Borrower and its Restricted Subsidiaries.  Except as expressly described in Schedule 5.03, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.05, since the date of the most recent financial statements required to be filed with the Securities Exchange Commission as part of the Borrower’s  most recently filed Form 10-K or Form 10-Q, there has been no change in the financial condition, operations, business or properties of the Borrower or any other Loan Party except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no Material non-public information known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to the Administrative Agent or any Lender by or on behalf of the Borrower specifically for use in connection with the transactions contemplated hereby.

5.04Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)Schedule 5.04 contains (except as noted therein) a complete and correct list, as of the Closing Date, of (i) the Borrower’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock outstanding owned by the Borrower and each Subsidiary, (ii) the Borrower’s Affiliates, other than Subsidiaries, and (iii) the Borrower’s directors and senior officers.  Except for those Subsidiaries listed in the definition of Unrestricted Subsidiary, each Subsidiary listed in Schedule 5.04 is designated as a Restricted Subsidiary or Non-Recourse Pledgor (as applicable).

(b)All of the outstanding shares of Capital Stock of each Subsidiary shown in Schedule 5.04 as being owned by the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower or another Subsidiary free and clear of any Lien (except for Liens permitted under Section 7.04, and except with respect to Foreign Subsidiaries that individually or in the aggregate are not Material and the consequence of which would not in the aggregate result in a Material Adverse Effect).

(c)As of the Closing Date, each Subsidiary identified in Schedule 5.04 (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so existing, qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) has the corporate or other power and authority to own or hold under lease or license the properties it purports to own or hold under lease or license and to transact the business it transacts and proposes to transact.

(d)No Restricted Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement or any other Loan Document, the ABL Loan Documents, any agreements permitted under Section 7.07 and customary limitations imposed by corporate, partnership or limited liability company law statutes) restricting the ability of such Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Borrower or any of its Restricted Subsidiaries that owns outstanding shares of Capital Stock of such Restricted Subsidiary, except legal restrictions or agreements by Foreign Subsidiaries that individually or in the aggregate are not Material and the consequence of which would not in the aggregate result in a Material Adverse Effect.

5.05Financial Statements.

The Borrower has delivered to the Administrative Agent (a) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017, (b) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2018 and (c) satisfactory projections on a quarterly basis through and including the Borrower’s fiscal year ending December 31, 2018 and on an annual basis through the fiscal year ending December 31, 2022, in each case in a form reasonably satisfactory to the Lenders.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments); provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  As of the Closing Date, the Borrower and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

5.06Compliance with Laws, Other Instruments, etc.

(a)The execution, delivery and performance by the Borrower of this Agreement and each of the other Loan Documents to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Borrower or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority, including the USA PATRIOT Act, applicable to the Borrower or any Subsidiary.

(b)The execution, delivery and performance by each Subsidiary Guarantor of the Subsidiary Guaranty will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Subsidiary Guarantor under, any agreement, or corporate charter or by-laws, to which such Subsidiary Guarantor is bound or by which such Subsidiary Guarantor or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Subsidiary Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Subsidiary Guarantor.

(c)The execution, delivery and performance by each Loan Party of each Collateral Document to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Loan Party under, any agreement, or corporate charter or by-laws, to which such Loan Party is bound or by which each such Loan Party or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Loan Party or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Loan Party.

5.07Governmental Authorizations, etc.

Except for such registrations and filings with any Governmental Authority as are required to perfect Liens securing obligations under the Loan Documents, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Borrower of any Loan

Documents or the execution, delivery or performance by each Subsidiary Guarantor of the Subsidiary Guaranty and each Loan Party of each Collateral Document to which it is a party.

5.08Litigation; Observance of Agreements, Statutes and Orders.

(a)Except as disclosed in Schedule 5.08, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary or Non-Recourse Pledgor or any property of the Borrower or any Restricted Subsidiary or Non-Recourse Pledgor in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)Neither the Borrower nor any Restricted Subsidiary nor any Non-Recourse Pledgor is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws and the USA PATRIOT Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.09Taxes.

The Borrower and its Restricted Subsidiaries and Non-Recourse Pledgors have filed all Tax returns that are required to have been filed in any jurisdiction, and have paid all Taxes shown to be due and payable on such returns and all other Taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any Tax returns,  Taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being diligently contested in good faith by appropriate proceedings and with respect to which the Borrower, a Restricted Subsidiary or a Non-Recourse Pledgor, as the case may be, has established adequate reserves in accordance with GAAP.  The Borrower knows of no basis for any other Tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of federal, state or other Taxes for all fiscal periods are  in accordance with GAAP.  The federal income tax liabilities of the Borrower, its Restricted Subsidiaries and the Non-Recourse Pledgors have been paid for all fiscal years up to and including the fiscal year ended December 31, 2017.

5.10Title to Property; Leases.

The Borrower, its Restricted Subsidiaries and the Non-Recourse Pledgors have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.05 or purported to have been acquired by the Borrower, any Restricted Subsidiary or any Non-Recourse Pledgor after said date (except as sold or otherwise disposed of in the ordinary course of business or otherwise as permitted under the terms of this Agreement), in each case free and clear of Liens prohibited by this Agreement.  All leases of property by the

Borrower, its Restricted Subsidiaries and the Non-Recourse Pledgors that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11Licenses, Permits, etc.

(a)The Borrower and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)To the knowledge of the Borrower, no product of the Borrower or any Restricted Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.

(c)To the knowledge of the Borrower, there is no Material violation by any Person of any right of the Borrower or any Restricted Subsidiary with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Borrower or any Restricted Subsidiary.

5.12Compliance with ERISA.

(a)The Borrower and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA as a result of failure to comply with such titles or the penalty or excise tax provisions of the Code relating to “employee benefit plans” (as defined in section 3(3) of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Borrower or any ERISA Affiliate, or in the imposition of any Lien on any of the assets of the Borrower or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code relating to “employee benefit plans” or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate be Material.

(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)The Borrower and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)The expected postretirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Borrower and its Restricted Subsidiaries is not Material.

5.13Use of Proceeds; Margin Regulations.

(a)The proceeds of the Committed Loans will be used solely for the purposes set forth in and permitted by Section 6.13 and Section 7.13.

(b)No part of the proceeds from the Committed Loans has been or will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.14Existing Indebtedness; Future Liens.

(a)Except as described therein, Schedule 5.14 sets forth a complete and correct list of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries as of the Closing Date.  Neither the Borrower nor any Restricted Subsidiary nor any Non-Recourse Pledgor is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Borrower, any Restricted Subsidiary or any Non-Recourse Pledgor and no event or condition exists with respect to any Indebtedness of the Borrower, any Restricted Subsidiary or any Non-Recourse Pledgor that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)Except as disclosed in Schedule 7.04, neither the Borrower nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 7.04.

5.15Foreign Assets Control Regulations, etc.

(a)Neither the Borrower nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Sanctioned Persons published by OFAC (an “OFAC Listed Person”) or any Sanctions-related list of designated Persons maintained by the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any Sanctions, (iii) any Person operating, organized or resident in a Sanctioned Country, or (iv) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, or any Sanctions (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii), clause (iii) or clause (iv), a “Sanctioned Person”).  Neither the Borrower nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to Sanctions.

(b)No part of the proceeds from the Committed Loans constitutes or will constitute funds obtained on behalf of any Sanctioned Person or will otherwise be used by the Borrower or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Sanctioned Person, or (ii) otherwise in violation of Sanctions.

(c)Neither the Borrower nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any Sanctions violations, (ii) to the Borrower’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrower has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and Sanctions.

(d)(i)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”) and applicable Sanctions, and the Borrower, its Restricted Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Restricted Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Restricted Subsidiary that will act in any capacity in connection with or benefit from the loan facility established hereby, is a Sanctioned Person.  No use of proceeds from the Committed Loans or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.  Neither the Borrower nor any Controlled Entity (i) to the Borrower’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-

Corruption Laws, (ii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iii) has been or is the target of Sanctions imposed by the United Nations or the European Union;

(i)To the Borrower’s actual knowledge after making due inquiry, neither the Borrower nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a governmental official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such governmental official in his or her official capacity or such commercial counterparty, (ii) inducing a governmental official to do or omit to do any act in violation of the governmental official’s lawful duty, or (iii) inducing a governmental official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage; and

(ii)No part of the proceeds from the Committed Loans will be used, directly or indirectly, for any improper payments, including bribes, to any governmental official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  The Borrower has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

5.16Status under Certain Statutes.

Neither the Borrower nor any Restricted Subsidiary nor any Non-Recourse Pledgor is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act, as amended, or the Federal Power Act, as amended.

5.17Environmental Matters.

(a)Neither the Borrower nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Borrower or any Restricted Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)Neither the Borrower nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)Neither the Borrower nor any Restricted Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)All buildings on all real properties now owned, leased or operated by the Borrower or any Restricted Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.18Solvency.

After giving effect to the execution of this Agreement and the other Loan Documents by each Loan Party and the application of the proceeds of the Committed Loans and due consideration to any rights of contribution and reimbursement, the Borrower is, and the Borrower and the Subsidiary Guarantors taken as a whole are, Solvent.

5.19Common Enterprise

The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrower hereunder, both in its own capacity and as a member of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party are within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and are in its best interest.

5.20EEA Financial Institution.

No Loan Party is an EEA Financial Institution.

Article VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Committed Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

6.01Financial and Business Information

The Borrower will deliver to the Administrative Agent for delivery to each Lender:

(a)Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter,

(ii)consolidated statements of income of the Borrower and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and

(iii)consolidated statements of cash flows of the Borrower and its Subsidiaries for such quarter or (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Borrower’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.01(a), provided, further, that the Borrower shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the Closing Date located at:  http://www.tetratec.com) and shall have given the Administrative Agent prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)Annual Statements — within 105 days after the end of each fiscal year of the Borrower, duplicate copies of,

(i)a consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such year, and

(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries, for such year,

setting forth, in each case in comparative form, the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Borrower’s Annual Report on Form 10-K for such fiscal year (together with the Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.01(b), provided, further, that the Borrower shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)Unrestricted Subsidiaries — if, at the time of delivery of any financial statements pursuant to Section 6.01(a) or (b), Unrestricted Subsidiaries account for more than 10% of (i) the Consolidated Total Assets of the Borrower and its Subsidiaries reflected in the consolidated balance sheet included in such financial statements or (ii) the consolidated revenues of the Borrower and its Subsidiaries reflected in the consolidated statement of income included in such financial statements, an unaudited balance sheet for all Unrestricted Subsidiaries taken as whole as at the end of the fiscal period included in such financial statements and the related unaudited statements of income, stockholders’ equity and cash flows for such Unrestricted Subsidiaries for such period, together with consolidating statements reflecting all eliminations or adjustments necessary to reconcile such group financial statements to the consolidated financial statements of the Borrower and its Subsidiaries, shall be delivered together with the financial statements required pursuant to Sections 6.01(a) and (b);

(d)Budget — unless a Lender delivers a notice to the Borrower that such Lender does not wish to receive such information (and until such time as such Lender delivers a further notice indicating that such information should be delivered to such Lender), as soon as available, and in any event no later than 60 days after the commencement of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Lenders (including budgeted statements of income for each of the Borrower’s and its Restricted Subsidiaries’ business units and sources and uses of cash and balance sheets), prepared by the Borrower for each month of such fiscal year in detail, of the Borrower and its Restricted Subsidiaries, with appropriate presentation and discussion in reasonable detail of the principal assumptions upon which such budget is based, accompanied by a certificate of a Senior Financial Officer certifying that such budget is a reasonable estimate for the period covered thereby;

(e)SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any Restricted Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement other than registration statements on Form S-8 (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Borrower or any Restricted Subsidiary to the public concerning developments that are Material;

(f)Notice of Default or Event of Default — promptly, and in any event within 10 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given notice or taken any action with respect to a claimed default of the type referred to in Section 8.01(g), a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

(g)ERISA Matters — promptly, and in any event within 10 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto:

(i)with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the Closing Date; or

(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)any event, transaction or condition that could result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(h)Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Borrower, any Restricted Subsidiary or any Non-Recourse Pledgor from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(i)Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrower, any Restricted Subsidiary or any Non-Recourse Pledgor or relating to the ability of the Borrower to perform its obligations hereunder as from time to time may be reasonably requested by any such Lender; and

(j)ABL Facility Availability — contemporaneously with the delivery to the ABL Administrative Agent or the ABL Lenders, such data as necessary to re-determine Availability (as defined in the ABL Credit Agreement) and, as of the period then ended, a Borrowing Base Certificate (as defined in the ABL Credit Agreement) and supporting information in connection therewith, in each case as delivered to the ABL Administrative Agent or the ABL Lenders under the ABL Credit Agreement, together with any additional reports with respect to the Borrowing Base (as defined in the ABL Credit Agreement) as may be delivered to the ABL Administrative Agent or the ABL Lenders under the ABL Credit Agreement.

6.02Officer’s Certificate.

(a)Each set of financial statements delivered to the Administrative Agent for delivery to each Lender pursuant to Section 6.01(a) or (b) shall be accompanied by a certificate of a Senior Financial Officer in substantially the form of Exhibit G hereto setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to the Administrative Agent):

(i)Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Borrower was in compliance with the requirements of Article VII during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Article, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence); and

(ii)Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower and its Restricted Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Borrower or any Restricted Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

(b)Concurrently with the delivery of any officer’s certificate pursuant to Section 5.01(c) of the ABL Credit Agreement (or any successor provision), the Borrower shall deliver a copy of such officer’s certificate to the Administrative Agent.

6.03Inspection.

The Borrower will permit the representatives of the Administrative Agent and each Lender:

(a)No Default — if no Default or Event of Default then exists, at the expense of such Person and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower and its Restricted Subsidiaries with the Borrower’s officers, and (with the consent of the Borrower, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Borrower, which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)Default — if a Default or Event of Default then exists, at the expense of the Borrower, to visit and inspect any of the offices or properties of the Borrower or any Restricted Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower and its Restricted Subsidiaries), all at such times and as often as may be requested.

6.04Compliance with Law.

The Borrower will, and will cause each Restricted Subsidiary and each Non-Recourse Pledgor to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including Environmental Laws and the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.15, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.05Insurance.

The Borrower will, and will cause each Restricted Subsidiary and each Non-Recourse Pledgor to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is reasonable in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

6.06Maintenance of Properties.

The Borrower will, and will cause each Restricted Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Borrower or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.07Payment of Taxes and Claims.

The Borrower will, and will cause each Restricted Subsidiary and each Non-Recourse Pledgor to, file all Tax returns required to be filed in any jurisdiction and to pay and discharge when due all Taxes shown to be due and payable on such returns and all other Taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower, any Restricted Subsidiary or any Non-Recourse Pledgor, provided that neither the Borrower nor any Restricted Subsidiary nor any Non-Recourse Pledgor need pay any such tax or assessment or claims if

(i) the amount, applicability or validity thereof is contested by the Borrower or such Restricted Subsidiary or Non-Recourse Pledgor on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Restricted Subsidiary or Non-Recourse Pledgor has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Restricted Subsidiary or Non-Recourse Pledgor, as the case may be or (ii) the non-filing of such returns or nonpayment of all such Taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.08Corporate Existence, etc.

Subject to Section 7.05, the Borrower will at all times preserve and keep in full force and effect its corporate existence.  Subject to Sections 7.05 and 7.06, the Borrower will at all times preserve and keep in full force and effect the corporate, partnership or limited liability company existence of each of its Restricted Subsidiaries and Non-Recourse Pledgors (unless merged into the Borrower or a Restricted Subsidiary, or solely in the case of a Non-Recourse Pledgor, another Non-Recourse Pledgor) and all rights and franchises of the Borrower, its Restricted Subsidiaries and the Non-Recourse Pledgors unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate, partnership or limited liability company existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

6.09Additional Subsidiary Guarantors and Non-Recourse Pledgors.

(a)The Borrower will cause any Material Domestic Subsidiary that is not an Unrestricted Subsidiary to enter into the Subsidiary Guaranty, the Security Agreement and (to the extent applicable) the Intellectual Property Security Agreement, pursuant to which such Subsidiary shall guarantee the Borrower’s obligations under this Agreement and grant liens and security interests in its personal property that constitutes Collateral concurrently therewith, respectively, and as a part thereof, solely in connection with any Subsidiary Guarantor that becomes such after the Closing Date, to deliver to the Administrative Agent within 30 days thereof (or such later date as Administrative Agent may agree):

(i)a copy of an executed joinder to the Subsidiary Guaranty;

(ii)a copy of an executed supplement and assumption agreement to the Security Agreement;

(iii)a copy of an executed supplement and assumption agreement to the Intellectual Property Security Agreement (if applicable); and

(iv)a certificate signed by a Responsible Officer of the Borrower confirming the accuracy of the representations and warranties in Sections 5.02, 5.06, 5.07 and 5.18, with respect to such Subsidiary, the Subsidiary Guaranty and the Security Agreement, as applicable.

(b)The Borrower will cause any Subsidiary that is a Non-Recourse Pledgor to enter into the Security Agreement and (to the extent applicable) the Intellectual Property Security Agreement, pursuant to which such Subsidiary shall grant liens and security interests in, in the case of the Security Agreement, its personal property that constitutes Collateral and, in the case of the Intellectual Property Security Agreement, its personal property that constitutes IP Collateral (as defined in the Intellectual Property Security Agreement) concurrently therewith, and as a part thereof, solely in connection with any Non-Recourse Pledgor that becomes such after the Closing Date, to deliver to the Administrative Agent within 30 days thereof (or such later date as Administrative Agent may agree):

(i)a copy of an executed supplement and assumption agreement to the Security Agreement;

(ii)a copy of an executed supplement and assumption agreement to the Intellectual Property Security Agreement (if applicable); and

(iii)a certificate signed by a Responsible Officer of the Borrower confirming the accuracy of the representations and warranties in Sections 5.02, 5.06 and 5.07, with respect to such Subsidiary and the Security Agreement, as applicable.

(c)In connection with the foregoing, the Borrower shall execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent (including, without limitation, any documents or actions necessary to perfect the Administrative Agent’s security interest in any Pledged Compressco Units, including the security interest in the general partner interests of Compressco after June 30, 2021 as provided for in the definition of Pledged Compressco Units).

6.10Books and Records.

The Borrower will, and will cause each of its Restricted Subsidiaries and Non-Recourse Pledgors to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.  The Borrower will, and will cause each of its Restricted Subsidiaries and Non-Recourse Pledgors to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.  The Borrower, its Restricted Subsidiaries and the Non-Recourse Pledgors have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Borrower will, and will cause each of its Restricted Subsidiaries and Non-Recourse Pledgors to, continue to maintain such system.

6.11Margin Regulations.

If requested by any Lender, the Borrower will furnish to such Lender a statement confirming compliance with Regulations U, T and X of the Board of Governors of the Federal Reserve System in conformity with the requirements of Form FR U-1 or Form FR G-3, as applicable.

6.12Additional Collateral, Further Assurances

(a)Subject to the Term/ABL Intercreditor Agreement and the definition of Pledged Compressco Units, each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries directly owned by such Loan Party, and (ii)  65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by such Loan Party, in each case, to be subject at all times to a perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(b)Subject to the terms of the Term/ABL Intercreditor Agreement, the Borrower will take, and will cause the other Loan Parties to take, all actions that are necessary or appropriate to (a) maintain the Administrative Agent’s security interest in the Collateral in full force and effect at all times (including the perfection and priority thereof), (b) preserve and protect the Collateral and (c) protect and enforce the Borrower’s and the other Loan Parties’ respective rights and title to, and the security interest of the Administrative Agent in, the Collateral; provided, however, that the Administrative Agent and the Lenders shall release any Lien upon any Collateral that is the subject of a Disposition permitted under the terms of this Agreement. The Borrower will execute, and will cause the other Loan Parties to execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time to time promptly at the reasonable request of the Administrative Agent (at the direction of the Required Lenders), all such instruments and documents as are necessary or appropriate to carry out the intents and purposes of the Loan Documents, including any instruments and documents (including filings, recordings or registrations required to be filed in respect of any Collateral Document or assignment thereto) necessary to maintain, to the extent permitted by applicable law, the Administrative Agent’s perfected security interest in the Collateral to the extent and in the priority required pursuant to this Agreement and the Collateral Documents.

(c)Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(d)If any material assets (excluding any real property and any other Excluded Assets) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement or any other Collateral Document that become subject to the Lien under the Security Agreement or such other Collateral Document upon acquisition thereof), the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section 6.12, all at the expense of the Loan Parties but only to the extent required by the Collateral Documents.

6.13Use of Proceeds.  The Borrower shall not, and shall cause each Restricted Subsidiary and Non-Recourse Pledgor not to, use the proceeds of the Committed Loans for purposes in contravention of Section 7.13.

6.14Security.  The Obligations shall be secured by first and prior perfected Liens covering and encumbering all Collateral owned by the Loan Parties as set forth in the Collateral Documents and subject to the Term/ABL Intercreditor Agreement.  The Borrower hereby consents and authorizes Administrative Agent, and its agents, to file any and all necessary financing statements under the Uniform Commercial Code (as in effect in each applicable jurisdiction from time to time), assignments or continuation statements as necessary from time to time (in Administrative Agent’s discretion, acting at the written direction of the Required Lenders) to perfect (or continue perfection of) the Liens granted pursuant to the Loan Documents.

6.15Environmental Law Compliance(a).  The Borrower will, and will cause each of its Restricted Subsidiaries and Non-Recourse Pledgors to, comply with all Environmental Laws (including, without limitation, (a) all licensing, permitting, notification and similar requirements of Environmental Laws, and (b) all provisions of all Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Materials), in each case a violation of which would result in a Material Adverse Effect.  The Borrower will, and will cause each of its Restricted Subsidiaries and Non-Recourse Pledgors to, promptly pay and discharge when due all legal debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Environmental Laws, except to the extent the failure to so pay and discharge such items would not reasonably be expected to have a Material Adverse Effect; provided, however, no payment of such debts, claims, liabilities and obligations shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings and no material part of the property or assets of the Borrower, any Restricted Subsidiaries or any Non-Recourse Pledgors is subject to any pending levy or execution, and (ii) the Borrower, the Restricted Subsidiaries or the Non-Recourse Pledgors, as and to the extent required in accordance with GAAP, shall have set aside on their books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto.

6.16Compliance with Agreements.  The Borrower will, and will cause each of its Restricted Subsidiaries and Non-Recourse Pledgors to, observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to the Borrower, such Restricted Subsidiaries and such Non-Recourse Pledgors on a consolidated basis or materially significant to any such Person, unless any such failure to so observe, perform or comply is remedied within the applicable period of grace (if any) provided in such agreement or instrument or unless such failure to so observe, perform or comply would not reasonably be expected to have a Material Adverse Effect.

6.17Payment of Obligations.  The Borrower will, and will cause each of its Restricted Subsidiaries and Non-Recourse Pledgors to, pay and discharge as the same become due and payable, all its material obligations and liabilities, including (a) all material lawful claims which, if unpaid, would by law become a Lien upon its property and (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; provided, however, no such payment shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings and no material part of the property or assets of the Borrower, any Restricted Subsidiaries or any Non-Recourse Pledgors is subject to any pending levy or execution, and (ii) the Borrower, the Restricted Subsidiaries or the Non-Recourse Pledgors, as and to the extent required in accordance with GAAP, shall have set aside on their books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto.

6.18Post-Closing Covenants.

(a)Subject to the Intercreditor Agreement, no later than thirty (30) days following the Closing Date (or such later date as the Required Lenders may agree to in their sole discretion), with respect to any deposit account, securities account or commodity account of the Borrower or any Restricted Subsidiary other than any Excluded Deposit Accounts (Accounts (as defined in the Security Agreement), within thirty (30) days following the Closing Date, the Borrower will, or will cause the applicable Restricted Subsidiary to, either (i) close such account, provide evidence of such closure satisfactory to the Administrative Agent, and transfer the remaining balance of such account, if any, to an account subject to a Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement, as applicable, or (ii) provide to the Administrative Agent a Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement, as applicable, for such account in accordance with Section 4.14 of the Security Agreement.

(b)No later than thirty (30) days following the Closing Date (or such later date as the Required Lenders may agree to in their sole discretion), the Borrower will deliver to the Administrative Agent an executed signature page to the Security Agreement, for the sole purpose of Article XI thereof, from each Restricted Subsidiary that is not a Subsidiary Guarantor to the extent not previously delivered; provided that such signature pages shall not be required for the following Restricted Subsidiaries: (i) Tetra-Medit Oil Services (Libya) Company, (ii) TETRA Yemen for Oilfield Services Co., Ltd., (iii) TETRA Technologies de Venezuela, S.A., (iv) TETRA Technologies Nigeria Limited, (v) TETRA International Holdings, B.V., (vi) TETRA Netherlands, B.V. and (vii) T-International Holdings C.V.

Article VII
NEGATIVE COVENANTS

7.01Interest Coverage Ratio.  The Borrower shall not permit the Interest Coverage Ratio at the end of any of its fiscal quarters, commencing with the fiscal quarter ending on September 30, 2018, to be less than 1.0 to 1.0.

7.02Indebtedness.

The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Indebtedness, except:

(a)the incurrence by the Borrower and the Subsidiary Guarantors of Indebtedness under the Loan Documents;

(b)Indebtedness incurred under the ABL Facility and any Guaranty thereof (subject to the terms of the Term/ABL Intercreditor Agreement) (i) with aggregate outstanding lending commitments not to exceed $110,000,000, (ii) with a non-default interest rate not exceeding (x) in the case of “Eurodollar Loans” (as defined in the ABL Credit Agreement) or their equivalent, the “Adjusted LIBO Rate” (as defined in the ABL Credit Agreement) plus 3.50% at any time and (y) in the case of “ABR Loans” (as defined in the ABL Credit Agreement) or their equivalent, the “Alternate Base Rate” (as defined in the ABL Credit Agreement) plus 2.50% at any time, (iii) secured by the Collateral, subject to the terms of the Term/ABL Intercreditor Agreement, and (iv) with a maturity date no earlier than two (2) years prior to the Scheduled Maturity Date;

(c)Indebtedness existing on the date hereof and set forth in Schedule 5.14;

(d)Indebtedness between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries, to the extent not prohibited by Section 7.10;

(e)any Guaranty by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary or any Guaranty by the Borrower of any Indebtedness of any Restricted Subsidiary, all subject to Section 7.10;

(f)purchase money Indebtedness and Indebtedness under any Capital Lease in an aggregate amount not exceeding, at any one time outstanding, the greater of (i) $20,000,000 or (ii) seven-and-a-half percent (7.5%) of EBITDA of the Borrower, determined on a consolidated basis, for the twelve (12) month period ending on the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available; provided that, after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, on the date such debt is incurred and all related transactions are consummated, the Leverage Ratio calculated on a Pro Forma Basis shall be less than 3.25:1.00;

(g)Indebtedness associated with workers’ compensation claims, performance, bid, surety or similar bonds or surety obligations required by governmental requirements or third parties in connection with the operation of the businesses of the Borrower and the Restricted Subsidiaries;

(h)Indebtedness assumed or acquired in connection with any Acquisition permitted under Section 7.03(b), if such Indebtedness was not incurred in contemplation of such Acquisition subject to Section 7.02(m), provided such Indebtedness excludes Indebtedness for borrowed money other than purchase money Indebtedness and Indebtedness under Capital Leases; provided, further, that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition;

(i)Indebtedness secured by Liens permitted pursuant to Section 7.04(o);

(j)endorsements of negotiable instruments for collection in the ordinary course of business;

(k)accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of property or services, from time to time incurred in the ordinary course of business which are not greater than 60 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that the Borrower shall not, and shall not permit any Restricted Subsidiary to, permit the aggregate amount of Indebtedness incurred under this clause (k) pursuant to any Affiliate Transaction permitted under Section 7.10 to exceed $10,000,000 at any one time outstanding;

(l)Indebtedness under Capital Leases incurred by the Borrower or any Restricted Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 7.16;

(m)unsecured Indebtedness of any Loan Party pursuant to Hedging Contracts permitted by Section 7.17;

(n)Permitted Refinancing Indebtedness with respect to any Indebtedness permitted under clauses (a), (b), (c), (f), (h), (i) and (l) of this Section 7.02; and

(o)unsecured Indebtedness and Subordinated Debt of the Borrower, any Restricted Subsidiary or any Non-Recourse Pledgors; provided that, after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, together with all other outstanding Funded Indebtedness permitted to be incurred under this Section 7.02, on the date such debt is incurred and all related transactions, the Leverage Ratio calculated on a Pro Forma Basis shall be less than or equal to 3.25:1.00.

7.03Capital Expenditures and Acquisitions.

(a)If, after giving effect thereto, the Leverage Ratio on a Pro Forma Basis would be greater than 3.00 to 1.00, then the Borrower will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Borrower permit the aggregate amount of all Capital Expenditures to exceed $50,000,000 (or its equivalent in other currencies as of the date of each relevant transaction).  If, after giving effect thereto, the Leverage Ratio on a Pro Forma Basis would be greater than 2.50 to 1.00 but less than 3.00 to 1.00, then the Borrower will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Borrower permit the aggregate amount of all Capital Expenditures to exceed $75,000,000 (or its equivalent in other currencies as of the date of each relevant transaction).

(b)If, after giving effect thereto, the Leverage Ratio on a Pro Forma Basis would be greater than 3.00 to 1.00, then the Borrower will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Borrower permit the aggregate amount of all Acquisitions (excluding Acquisitions funded with the proceeds of equity contributions made to the Borrower for the purposes of payment of the consideration payable in connection with such Acquisition) to exceed $25,000,000 (or its equivalent in other currencies as of the date of each relevant transaction).  If, after giving effect thereto, the Leverage Ratio on a Pro Forma Basis would be greater than 2.50 to 1.00 but less than 3.00 to 1.00, then the Borrower will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Borrower permit the aggregate amount of all Acquisitions (excluding Acquisitions funded with the proceeds of equity contributions made to the Borrower for the purposes of payment of the consideration payable in connection with such Acquisition) to exceed $50,000,000 (or its equivalent in other currencies as of the date of each relevant transaction).

(c)Subject to the foregoing provisions of this Section 7.03, the Borrower and the Restricted Subsidiaries may at any time make any Acquisition or Capital Expenditure.

7.04Liens.

The Borrower will not, and will not permit any Restricted Subsidiary to, permit to exist, create, assume or incur, directly or indirectly (which shall include, without limitation, any Lien on the Equity Interests of an Unrestricted Subsidiary directly owned by the Borrower or such Restricted Subsidiary), any Lien, on its properties or assets, whether now owned or hereafter acquired, except:

(a)Liens created under the ABL Loan Documents which shall be subject to the terms of the Term/ABL Intercreditor Agreement;

(b)Liens for Taxes, assessments or governmental charges not then due and delinquent or the nonpayment of which is permitted by Section 6.07 and for which adequate reserves have been maintained in accordance with GAAP;

(c)Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d)Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;

(e)any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay;

(f)Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory or regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(g)Liens incidental to the conduct of business or the ownership of properties and assets (whether arising by contract or by operation of law) incurred in the ordinary course of business and not in connection with the borrowing of money and that do not, in the aggregate, materially impair the use of such property in the operation of the business of the Borrower and its Restricted Subsidiaries taken as a whole or the value of such property for the purposes of such business;

(h)encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way, minor survey exceptions and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially impair the use of such property or assets subject thereto in the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(i)Liens resulting from extensions, renewals or replacements (so long as the same are permitted under this Agreement) of Liens permitted by paragraph (a), provided that (i) there is no increase in the principal amount or decrease in maturity of the Indebtedness secured thereby at the time of such extension, renewal or replacement other than as permitted under Section 7.02(b), and (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien;

(j)Liens (i) existing on property at the time of its acquisition by the Borrower or a Restricted Subsidiary and not created in contemplation thereof, regardless of whether the Indebtedness secured by such Lien is assumed by the Borrower or a Subsidiary or (ii) existing on property of a Person at the time such Person is merged or consolidated with, or becomes a Restricted Subsidiary of, or substantially all of its assets are acquired by, the Borrower or a Restricted Subsidiary and not created in contemplation thereof; provided that, in the case of each of clauses (i) and (ii), such Liens do not extend to additional property of the Borrower or any Restricted Subsidiary and that the aggregate principal amount of Indebtedness secured by each such Lien does not exceed the fair market value of the property subject thereto;

(k)Liens arising out of Sale and Leaseback Transactions permitted by Section 7.16;

(l) [Reserved];

(m)Liens created under the Collateral Documents;

(n)Liens imposed by laws, such as carriers’, warehousemen’s, landlord’s, operators’, vendors’, suppliers’, workers’, materialmen’s, construction, carriers’, repairmen’s, mechanics’ or other like Liens, in each case, incurred in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties each of which is in respect of obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(o)Liens on pipelines or pipeline facilities that arise by operation of law;

(p)[Reserved];

(q)[Reserved];

(r)contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases,

farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the Related Businesses and are for claims which are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, if any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such property subject thereto;

(s)[Reserved];

(t)Liens created pursuant to Capital Leases or purchase money Indebtedness permitted pursuant to Section 7.02(f), if such Liens are only in respect of property or assets subject to, and secured only by, the respective Capital Leases or purchase money Indebtedness; and

(u)Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness within one year of maturity thereof.

The Borrower will not, and will not permit any Restricted Subsidiary or Non-Recourse Pledgor to, permit to exist, create, assume or incur, directly or indirectly, any Lien for borrowed money or any consensual Liens of any type on the Compressco Units owned by the Borrower, such Restricted Subsidiary or such Non-Recourse Pledgor other than as contemplated under this Agreement and the Collateral Documents.

7.05Fundamental Changes.  The Borrower will not, and will not permit any Restricted Subsidiary nor any Non-Recourse Pledgor to, consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that:

(a)the Borrower may consolidate or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that:

(i)the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of the Borrower as an entirety, as the case may be, is a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Borrower is not such corporation or limited liability company, such entity (y) shall have executed and delivered to the Administrative Agent its assumption of the due and punctual performance and observance of each covenant and condition of the Loan Documents and (z) shall have caused to be delivered to the Administrative Agent an opinion of independent counsel reasonably satisfactory to the Required Lenders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof (provided that if the Borrower effects a reorganization pursuant to Section 251(g) of the Delaware General Corporation Law, whereby, among other things, the Equity Interests issued by it become owned by a holding company, no such opinion shall be required); and

(ii)immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(b)Any Restricted Subsidiary or Non-Recourse Pledgor may (x) merge into the Borrower (provided that the Borrower is the surviving entity) or sell, transfer or lease all or any part of its assets to the Borrower or a Restricted Subsidiary or (y) merge into or sell, transfer or lease all or any part of its assets to a Restricted Subsidiary, or (z) merge or consolidate with, or sell, transfer or lease all or substantially all of its assets to, any Person in a transaction that is permitted by Section 7.06 or, as a result of which, such Person becomes a Restricted Subsidiary; provided, in each instance set forth in clauses (x) through (z) that, immediately before and after giving effect thereto, there shall exist no Default or Event of Default and further provided that (i) a Subsidiary Guarantor may not merge into, or sell all or substantially all of its assets to, (A) a Restricted Subsidiary that is not a Subsidiary Guarantor or (B) to a Person that becomes a Restricted Subsidiary, unless, concurrently therewith such Restricted Subsidiary becomes a party to the Subsidiary Guaranty and the Security Agreement and the Borrower delivers to the Administrative Agent the documents required by Sections 6.09(a)(i) through (iii) in respect of such Restricted Subsidiary and (ii) a Non-Recourse Pledgor may not merge into, or sell all or substantially all of its assets to, (A) a Restricted Subsidiary that is not a Non-Recourse Pledgor or a Subsidiary Guarantor or (B) to a Person that becomes a Restricted Subsidiary, unless, concurrently therewith such Restricted Subsidiary becomes a party to the Security Agreement and the Borrower delivers to the Administrative Agent the documents required by Sections 6.09(b)(i) and (ii) in respect of such Restricted Subsidiary.

No such conveyance, transfer, sale or lease of all or substantially all of the assets of the Borrower shall have the effect of releasing the Borrower or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 7.05 from its liability under the Loan Documents.

7.06Dispositions.  Except as permitted by Section 7.05, the Borrower will not, and will not permit any Restricted Subsidiary and, solely with respect to clause (d) of this Section 7.06, any Non-Recourse Pledgor to, consummate any Disposition, in one or a series of transactions, to any Person, other than:

(a)Dispositions in the ordinary course of business;

(b)Dispositions by the Borrower to a Restricted Subsidiary or by a Restricted Subsidiary to the Borrower or a Restricted Subsidiary;

(c)Dispositions of obsolete, worn out or surplus equipment in an aggregate amount not to exceed $1,000,000 in any fiscal year;

(d)Dispositions not otherwise permitted by Section 7.06(a), Section 7.06(b) or Section 7.06(c); provided that (i) no Default or Event of Default exists or would result therefrom, (ii)  at least 75% of the total consideration for any such Disposition shall be received by the Borrower and its Restricted Subsidiaries or applicable Non-Recourse Pledgor in the form of cash and Cash Equivalents (in each case, free and clear of all Liens at the time received, other than non-consensual Liens permitted by Section 7.04); (iii) the fair market value of the assets subject to such Disposition (or series of related Dispositions) does not to exceed $50,000,000 in any fiscal year of the Borrower; and (iv) the requirements of Section 2.04(b)(ii), to the extent applicable, are complied with in connection with any such Disposition;

(e)Sale and Leaseback Transactions permitted by Section 7.16;  or

(f)Any prepayment of Committed Loans pursuant to the foregoing provisions of this Section 7.06 shall be in accordance with Section 2.04(b)(ii), as applicable;

provided that any Dispositions permitted under clauses (a) or (c) above shall be made for (i) fair value and (ii) at least seventy-five percent (75%) cash consideration.

7.07Burdensome Agreements.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Contractual Obligation (other than this Agreement,  any other Loan Document or the ABL Credit Agreement or any other ABL Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Restricted Subsidiary or to otherwise transfer property to the Borrower or any Restricted Subsidiary, (ii) of any Restricted Subsidiary to Guaranty the Obligations of the Borrower or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent and the Lenders securing the Obligations; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. The foregoing shall not prevent (i) restrictions on the transfer of Equity Interests not pledged as Collateral in Unrestricted Subsidiaries, (ii) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business, (iii) any restriction with respect to assets imposed pursuant to any agreement otherwise permitted hereunder entered into for the Disposition of such assets prior to the closing of such Disposition and (iv) restrictions on the transfer or pledge of interests in any personal property constituting Excluded Assets.

7.08Designation of Restricted and Unrestricted Subsidiaries.

(a)Unless designated as an Unrestricted Subsidiary in accordance with Section 7.08(b), any Person (other than Compressco, any other Unrestricted Subsidiary existing on the Closing Date or any future subsidiaries of any of the foregoing Unrestricted Subsidiaries) that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)The Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary by notice in writing given to the Administrative Agent; provided that,

(i)the Borrower may not designate a Restricted Subsidiary as an Unrestricted Subsidiary unless:  (A) such Restricted Subsidiary does not own, directly or indirectly, any Indebtedness or Capital Stock of the Borrower or any other Restricted Subsidiary and (B) immediately before and after such designation no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such designation;

(ii)the Borrower may not designate a Subsidiary Guarantor as an Unrestricted Subsidiary;

(iii)after giving effect to such designation on a Pro Forma Basis, on the date of such designation, the Leverage Ratio shall be less than 3.25:1.00;

(iv)no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary;

(v)no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary, or any of its Subsidiaries, has incurred, created, assumed, guaranteed or become liable for any Indebtedness pursuant to which any holder thereof has recourse to any of the assets of the Borrower or any Restricted Subsidiary as security for such Indebtedness, and no Unrestricted Subsidiary may, at any time, incur, create, assume or be liable for any Indebtedness pursuant to which any holder thereof has recourse to any of the assets of the Borrower or any Restricted Subsidiary as security for such Indebtedness;

(vi)such designation does not violate the ABL Facility;

(vii)the Borrower shall deliver to the Administrative Agent prior to such designation a certificate of a Responsible Officer of the Borrower, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating compliance with the foregoing clauses (i) through (vi) of this Section 7.08 and, if applicable, certifying that such Subsidiary meets the requirements of an “Unrestricted Subsidiary”;

(viii)no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” under the ABL Facility, any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Borrower or any other Subsidiary;

(ix)notwithstanding Section 7.04(h), if an Unrestricted Subsidiary is designated as a Restricted Subsidiary, all outstanding Indebtedness and Liens of such Subsidiary shall be deemed to have been incurred as of the date of such designation; and

(x)if a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 7.11 or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower, provided that designation will only be permitted if the Investment would be permitted at the time pursuant to Section 7.11 and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

7.09Nature of Business.

The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Borrower and its  Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, are engaged on the Closing Date.

7.10Transactions with Affiliates.

(a)The Borrower will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or a Restricted Subsidiary) (an “Affiliate Transaction”), unless:

(i)the Affiliate Transaction is entered into in the ordinary course of the Borrower’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate;

(ii)with respect to any Affiliate Transaction involving aggregate consideration in excess of $25,000,000, the Borrower delivers to the Administrative Agent a resolution of the Board of Directors of the Borrower set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) of this Section 7.10(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Borrower;

(iii)with respect to any Affiliate Transaction involving aggregate consideration in excess of $50,000,000, the Borrower delivers to the Administrative Agent an opinion as to the fairness to the Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

(iv)no Default or Event of Default has occurred and is continuing.

(b)The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 7.10(a) hereof:

(i)any transaction or series of related transactions involving aggregate consideration of less than $1,000,000;

(ii)any employment, consulting or similar agreement or arrangement, stock option or stock ownership plan, employee benefit plan, equity award, equity option, equity appreciation agreement or plan, officer or director indemnification agreement, restricted stock agreement, severance agreement or other compensation plan or arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto;

(iii)transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower solely because the Borrower owns, directly or indirectly through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of, and compensation paid to, and indemnity, insurance or other benefits provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Restricted Subsidiaries, including, but not limited to, advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(v)payment of loans or advances to employees not to exceed $2,500,000 in the aggregate at any one time outstanding;

(vi)any issuance of Equity Interests (other than Disqualified Stock) to, or receipt of a capital contribution from, Affiliates of the Borrower;

(vii)transactions between the Borrower or any Restricted Subsidiary and any Person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower and such director is the sole cause for such Person to be deemed an Affiliate of the Borrower or any Restricted Subsidiary; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent company of the Borrower, as the case may be, on any matter involving such other Person;

(viii)the performance of obligations of the Borrower or any of its Restricted Subsidiaries under the terms of any of the agreements set forth on Schedule 7.10, as such agreements may be amended, modified or supplemented from time to time as long as such amendment, modification or supplement is not materially less advantageous to the Borrower or its Restricted Subsidiaries, taken as a whole, than the agreement so amended, modified or supplemented; and

(ix)Restricted Payments that do not violate Section 7.11 or any Permitted Investments.

(c)In connection with any (x) transaction with an Unrestricted Subsidiary permitted under clause (b) above or (y) Affiliate Transaction with an Unrestricted Subsidiary otherwise permitted under this Section 7.10, the Borrower will not, and will not permit any Restricted

Subsidiary to, permit the aggregate amount of accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of property or services provided by the Borrower or such Restricted Subsidiary to such Unrestricted Subsidiary to exceed $10,000,000 at any one time outstanding.

7.11Restricted Payments.

(a)The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and other than dividends or distributions payable to the Borrower or any Restricted Subsidiary);

(ii)purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(iii)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt (other than any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries and the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition), except a payment of interest or principal at the stated maturity thereof; or

(iv)make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

(b)The provisions of Section 7.11(a) will not prohibit:

(i)the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(ii)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent (A) contribution (other than from a Subsidiary of the Borrower) to the equity capital of the Borrower or (B) sale (other than to a Subsidiary of the Borrower) of Equity Interests of the Borrower (other than Disqualified Stock);

(iii)the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (including the payment of any required premium and any fees and expenses incurred in connection with such repurchase, redemption, defeasance or other acquisition or retirement) with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(iv)the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based on their respective holdings of such Equity Interests;

(v)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary held by any of the current or former directors or employees of the Borrower or of any Restricted Subsidiary; provided, however, that the aggregate price paid for all such defeased, repurchased, redeemed, acquired or retired Equity Interests may not exceed $2,500,000 in any fiscal year, with any portion of such $2,500,000 amount that is unused in any fiscal year to be carried forward to the immediately succeeding twelve month period (but not to any twelve month period thereafter) and added to such amount, plus, to the extent not previously applied or included (A) the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from sales of Equity Interests of the Borrower to employees or directors of the Borrower or its Affiliates that occur after the Closing Date and (B) the cash proceeds of key man life insurance policies received by the Borrower or any of its Restricted Subsidiaries after the Closing Date;

(vi)the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise, exchange or vesting of any restricted stock, options, warrants, incentives or rights to acquire Equity Interests;

(vii)payments of cash, dividends, distributions, advances or other Restricted Payments, in each case, made in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests or in connection with the payment of a dividend or distribution to the holders of Equity Interests of the Borrower in the form of Equity Interests (other than Disqualified Stock) of the Borrower;

(viii)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Borrower or any Restricted Subsidiary representing fractional units of such Equity Interests in connection with a merger or consolidation involving the Borrower or such Restricted Subsidiary or any other transaction permitted by this Agreement;

(ix)in connection with an acquisition by the Borrower or any of its Restricted Subsidiaries, the return to the Borrower or any of its Restricted Subsidiaries of Equity Interests of the Borrower or its Restricted Subsidiaries constituting a portion of the purchase consideration in settlement of indemnification claims or purchase price adjustments;

(x)[Reserved.]

(xi)payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the assets of the Borrower that complies with Section 7.05; and

(xii)so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments since the Closing Date, in the following amounts (reduced by any outstanding Permitted Investments made pursuant to clause (s) of the definition of Permitted Investments): (A) an aggregate amount not to exceed $12,500,000 (reduced by any Restricted Payments made pursuant to clauses (xii)(B) and (xii)(C) of this Section 7.11(b)); (B) an aggregate amount not to exceed $25,000,000 (reduced by any Restricted Payments made pursuant to clauses (xii)(A) and (xii)(C) of this Section 7.11(b)) if at the time of such Restricted Payment and immediately thereafter, the Leverage Ratio for the fiscal quarter immediately preceding such Restricted Payment is equal to or exceeds 2.00 to 1.00 and is less than 2.50 to 1.00 and (C) an aggregate amount not to exceed $50,000,000 (reduced by any Restricted Payments made pursuant to clauses (xii)(A) and (xii)(B) of this Section 7.11(b)) if at the time of such Restricted Payment and immediately thereafter, the Leverage Ratio for the fiscal quarter immediately preceding such Restricted Payment is less than 2.00 to 1.00, in the case of each of clauses (A), (B) and (C) above, with such ratios calculated on a Pro Forma Basis with respect to the consummation of such Restricted Payment as if it had occurred at the beginning of the applicable four-quarter period used for calculation of such ratios; provided that, for the avoidance of doubt, the aggregate amount of all Restricted Payments made pursuant to this clause (xii) shall not exceed $50,000,000.

(c)The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary of the Borrower, as the case may be, pursuant to such Restricted Payment, except that the Fair Market Value of any non-cash dividend or distribution paid within 60 days after the date of its declaration shall be determined as of such date of declaration.  The Fair Market Value of any Restricted Investment, assets or securities that are required to be valued by this Section 7.11 will be determined in accordance with the definition of that term.  For purposes of determining compliance with this Section 7.11, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xii) of Section 7.11(b), the Borrower will be permitted to classify such Restricted Payment (or portion thereof) on the date made in any manner that complies with this Section 7.11.

7.12Terrorism Sanctions Regulations.

(a)The Borrower will not, and will not permit any Controlled Entity to, (i) become (including by virtue of being owned or controlled by a Sanctioned Person), own or control a Sanctioned Person or any Person that is the target of Sanctions, (ii) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Committed Loans) with any Person if such investment, dealing or transaction (A) would cause any Lender to be in violation of  any law or regulation applicable to such Lender, or (B) is prohibited by or subject to any Anti-Corruption Laws or Sanctions or (iii) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any Lender to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to Sanctions.

(b)The Borrower will not request any Committed Loans hereunder, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Committed Loans made hereunder (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any material respect, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.13Use of Proceeds.  The Borrower will not, and will not permit any Restricted Subsidiary nor any Non-Recourse Pledgor to, use the proceeds of any Committed Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.  The proceeds of any Committed Borrowing will not be used for any purpose other than (a) the repayment of the 2022 Senior Secured Notes and amounts outstanding under the Existing Credit Agreement, (b) in the case of any Committed Loans made by the Lenders after the Closing Date, to finance Acquisitions permitted under Section 7.03(b) (provided that (i) the conditions precedent set forth in Sections 4.02(a) and 4.02(b) have been satisfied, after giving effect to such Acquisition; (ii) the Borrower shall have provided the Administrative Agent notice at least 10 days prior to the date such Acquisition is to be consummated; and (iii) on the date such Acquisition and all related transactions are consummated, the Leverage Ratio calculated on a Pro Forma Basis shall be less than 2.75:1.00) and (c) the payment of transaction fees and expenses associated therewith.  None of such proceeds will be used in violation of applicable Law.

7.14Amendments to Material Documents.  The Borrower will not, and will not permit any Restricted Subsidiary nor any Non-Recourse Pledgor to, enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under (a)

any agreement related to any Subordinated Debt to the extent any such modification, amendment or waiver would be materially adverse to the Lenders, (b) any of the ABL Loan Documents, except as permitted by the Intercreditor Agreement, (c) the Omnibus Agreement or (d) its Organization Documents in any manner materially adverse to the Lenders.

7.15Accounting.  The Borrower will not, and will not permit any Restricted Subsidiary nor any Non-Recourse Pledgor to, change its fiscal year or make any change (a) in accounting treatment or material reporting practices, except as required or permitted by GAAP and disclosed to the Administrative Agent, or (b) in tax reporting treatment, except as required or permitted by law and disclosed to the Administrative Agent.

7.16Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by any Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital assets and in an aggregate amount not to exceed $10,000,000 during any fiscal year.

7.17Hedging Contracts.  No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Hedging Contract, except (a) Hedging Contract entered into to hedge or mitigate risks to which Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any Restricted Subsidiary), and (b) Hedging Contracts entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Restricted Subsidiary.

Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.  Any of the following shall constitute an Event of Default:

(a)the Borrower defaults in the payment of any principal of, or premium on, if any, any Committed Loan when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)the Borrower defaults in the payment of any interest or breakage amount, if any, on any Committed Loan for more than five Business Days after the same becomes due and payable; or

(c)the Borrower defaults in the performance of or compliance with any term contained in Article VII; or

(d)the Borrower defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 8.01) or in the Collateral Documents and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Borrower receiving written notice of such default from any Lender; or

(e)any representation or warranty made in writing by or on behalf of the Borrower, any Subsidiary Guarantor or any Non-Recourse Pledgor or by any officer of the Borrower, any Subsidiary Guarantor or any Non-Recourse Pledgor in this Agreement or any other Loan Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)(i) the Borrower or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or breakage amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, or (ii) the Borrower or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $20,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests), (x) the Borrower or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000, or (y) one or more Persons have the right to require the Borrower or any Restricted Subsidiary so to purchase or repay such Indebtedness; or

(g)the Borrower, any Restricted Subsidiary or any Non-Recourse Pledgor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it, of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Borrower, any Restricted Subsidiary or any Non-Recourse Pledgor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower, any Restricted Subsidiary or any Non-

Recourse Pledgor, or any such petition shall be filed against the Borrower, any Restricted Subsidiary or any Non-Recourse Pledgor and such petition shall not be dismissed within 60 days; or

(i)a final judgment or judgments for the payment of money aggregating more than $20,000,000 (net of insurance coverage, provided that the insurance carriers are solvent, rated investment grade and have acknowledged in writing their obligation so satisfy such judgments) are rendered against one or more of the Borrower and any Restricted Subsidiaries, which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA, shall be greater than $20,000,000, (iv) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Borrower or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower or any Restricted Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)except as otherwise permitted under Section 8.01(l) below, any of the Loan Documents ceases to be in full force and effect for any reason, including by reason of (A) it being declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or (B) the validity or enforceability thereof being contested by any of the Borrower, any Subsidiary Guarantor or any Non-Recourse Pledgor or any of them renouncing any of the same or denying that it has any or further liability under any Loan Document to which it is a party; or

(l)(i) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of this Agreement or such Collateral Document) with respect to Collateral having a Fair Market Value in excess of $1,000,000, or an assertion by the Borrower, any Subsidiary Guarantor or any Non-Recourse Pledgor that any Collateral having a Fair Market Value in excess of $1,000,000 is not subject to a valid, perfected security interest (except as permitted by the terms of this Agreement or any of the Collateral Documents); or (ii) the repudiation by the Borrower, any Subsidiary Guarantor or any Non-Recourse Pledgor of any of its or their material obligations under any Collateral Document; or

(m)the Borrower and the Restricted Subsidiaries that are party to the Security Agreement and the Subsidiary Guaranty shall cease to own, in the aggregate, assets having an aggregate book value equal to or greater than eighty-five percent (85%) of the book value of all assets owned by the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; or

(n)there occurs any Change of Control.

As used in Section 8.1(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

8.02Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the commitment of each Lender to make Committed Loans to be terminated, whereupon such commitments shall be terminated;

(b)declare the unpaid principal amount of all outstanding Committed Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents;

provided, however, that upon the occurrence of any event described in Sections 8.01(g) and (h) above, the obligation of each Lender to make Committed Loans shall automatically terminate, and the unpaid principal amount of all outstanding Committed Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Committed Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Article IX
ADMINISTRATIVE AGENT

9.01Appointment and Authority.

(a)Each Lender hereby irrevocably appoints Wilmington Trust, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.  Except as otherwise expressly provided in Section 9.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations, functions, responsibilities or duties arising under agency doctrine of any applicable Law (and none shall be read into this Agreement). Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(e)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith,

(iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f)The Administrative Agent shall not be responsible for (i) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (ii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.  The actions described in the foregoing clauses (i) and (ii) shall be the sole responsibility of the Borrower.

(g)The Administrative Agent shall not be (i) required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as such Administrative Agent or (ii) required to take any enforcement action against a Subsidiary Guarantor or any other obligor outside of the United States.

(h)The delivery of any reports, information and documents to the Administrative Agent that are not addressed to the Administrative Agent, the Lenders or the Secured Parties is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s or any other obligor’s compliance with any of its covenants or obligations hereunder.

9.04Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Committed Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Committed Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06Resignation of Administrative Agent.  (a)  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(a)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08Right to Request and Act on Instructions.  The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Person shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), the Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable law or exposes the Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.04.

9.09Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Committed Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Committed Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations (as defined in the Collateral Documents) pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles, provided, that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)to release any guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Domestic Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.

9.11Third Parties.

(a)The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that it has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Committed Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Committed Loans or the Commitments for an amount less than the amount being paid for an interest in the Committed Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article X
MISCELLANEOUS

10.01Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)reduce the principal of, or the rate of interest specified herein on, any Committed Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(e)change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) [Reserved]; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) none of the Expense and Reimbursement Letter or any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any

Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE DISCLOSURE DOCUMENTS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE DISCLOSURE DOCUMENTS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE DISCLOSURE DOCUMENTS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Disclosure Documents or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right,

remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [Reserved], (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and, if appropriate or necessary, of special counsel and local counsel to the Administrative Agent in each necessary jurisdiction retained by the Administrative Agent), in connection with the arrangement of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, syndication, closing, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Committed Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Committed Loans.

(b)Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Committed Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials at, on, under or emanating or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries incurred by such Indemnitee in connection with this Agreement and the other Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (x) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee (other than claims against the Administrative Agent acting in its capacity as an agent or similar role under this Agreement or the other Loan Documents) for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (y) arise from any dispute solely between and among Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of its Subsidiaries or Affiliates (other than claims against an Indemnitee acting in its capacity as an agent, arranger or similar role under this Agreement or other Loan Documents).  This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  If any indemnity furnished by the Lenders to the Administrative Agent pursuant to this Section 10.04(c)

for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity from the Lenders and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished by the Lenders.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(e).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Committed Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages to the extent resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments.  All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f)Survival.  The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all the other Obligations, and the termination of this Agreement.

10.05Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Committed Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Committed Loans at the time owing to it  or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Committed Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Committed Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Committed Loans or the Commitment assigned.

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that such processing and recordation fee shall be waived with respect to GSO Group and which may be further waived by the Administrative Agent, in its sole discretion, in the case of any other assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made (A) to the Loan Parties or any of their respective Subsidiaries or Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.

(vi)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Committed Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Committed Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Committed Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for` all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Committed Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and .stated interest) of each Participant’s interest in the Committed Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided further that any foreclosure by any such Lender or such pledge or security interest shall be permitted hereunder notwithstanding Section 10.06(b).

10.07Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information

(as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, funding sources, investors, potential investors, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent required hereunder), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or credit insurance transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section 10.07, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their its businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding the foregoing, any Lender may disseminate general information describing this credit facility, including the name of the Borrower and a general description of the Borrower’s businesses, and a high level summary of terms of this credit facility, and may use the Borrower’s logos, trademarks or product photographs in marketing materials solely to prospective investors that are notified in writing to keep such information confidential.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Committed Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Committed Borrowing, and shall continue in full force and effect as long as any Committed Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13Replacement of Lenders.  If (i) any Lender is a Defaulting Lender, (ii) in connection with any consent to or approval of any proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or the consent of each Lender affected thereby, the consent of the Required Lenders shall have been obtained but any Lender has not so consented to or approved such proposed amendment, waiver, consent or release, (iii) in connection with any consent to or approval of any proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of the Required Lenders, the consent of the Required Lenders shall have been obtained but any Lender has not so consented to or approved such proposed amendment, waiver, consent or release, or (iv) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amounts or indemnification to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Committed Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) plus, if a Lender is being replaced pursuant to clause (ii) above, the amount that would be payable pursuant to Section 2.04(c);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN

DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) the Administrative Agent has no obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.18PATRIOT Act.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.19Time of the Essence.  Time is of the essence of the Loan Documents.

10.20Entire Agreement.  This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements among the parties.

10.21Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.22Certain ERISA Matters

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Committed Loans or the Commitments,

(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of  ERISA Section 406 and Code Section 4975, such Lender’s entrance into, participation in, administration of and performance of the Committed Loans, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Committed Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Committed Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Committed Loans, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or if such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative or its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

10.23Intercreditor Agreement.  Each Lender hereunder (a) acknowledges that it has received a copy of the Term/ABL Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Term/ABL Intercreditor Agreement, (c) agrees that it will be bound by the provisions of the Term/ABL Intercreditor Agreement as if it was a signatory thereto and (d) authorizes and instructs  the Administrative Agent to enter into the Term/ABL Intercreditor Agreement (including any and all amendments, amendments and restatements, modifications, supplements and acknowledgements thereto permitted hereby from time to time to the extent authorized by the Required Lenders) and by its acceptance of the benefits of the Collateral Documents, hereby acknowledges and agrees to be bound by all such provisions.  Notwithstanding anything herein to the contrary, each Lender acknowledges that the Lien and security interest granted to the Administrative Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Administrative Agent thereunder, are subject to the provisions of the Term/ABL Intercreditor Agreement.  In the event of a conflict or any inconsistency between the terms of the Term/ABL Intercreditor Agreement and the Collateral Documents, the terms of the Term/ABL Intercreditor Agreement shall prevail.

10.24Authorization to Execute other Loan Documents.  Each Lender authorizes the Administrative Agent to enter into each of the Loan Documents (including, without limitation, intercreditor agreements or subordination agreements contemplated by the terms hereof (other than this Agreement) and to act on its behalf and to take all actions contemplated by such Loan Documents and agrees that it shall be bound by such Loan Documents as if a signatory thereto.  Neither the Administrative Agent, nor its Related Parties, shall have any liability or responsibility for the actions or omissions of any Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms, covenants and agreements set forth in this Agreement and each of the Loan Documents.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TETRA TECHNOLOGIES, INC., as the Borrower

By:	/s/Joseph J. Meyer
Name:	Joseph J. Meyer
Title:	Vice President – Finance, Treasurer and Assistant Secretary

[Signature Page to TETRA Technologies, Inc. Credit Agreement]

Wilmington trust, national association, as Administrative Agent

By:	/s/Alisha M. Clendaniel
Name:	Alisha M. Clendaniel
Title:	Assistant Vice President

[SIGNATURE PAGE TO TETRA TECHNOLOGIES, INC. CREDIT AGREEMENT]

Blackstone holdings finance co llc, as a Lender

By: Blackstone Holdings I L.P.,

as Sole Member

By: Blackstone Holdings I/II GP, Inc.,

as General Partner

By:	/s/Matthew Skurbe
Name:	Matthew Skurbe
Title:	Managing Director & Treasurer

EMERALD DIRECT LENDING 1 LIMITED PARTNERSHIP,

as a Lender

By: GSO Capital Partners LP,

as investment manager

By:	/s/Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

GSO DIRECT LENDING FUNDING-D LP,

as a Lender

By: GSO Direct Lending Fund-D Associates LLC,

its General Partner

By:	/s/Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

[SIGNATURE PAGE TO TETRA TECHNOLOGIES, INC. CREDIT AGREEMENT]

CPPIB Credit Investments III Inc.,

as a Lender

By:	/s/Andrew Edgell
Name:	Andrew Edgell
Title:	Authorized Signatory

By:	/s/Paul Shopiro
Name:	Paul Shopiro
Title:	Authorized Signatory

By:	/s/Sharon Li
Name:	Sharon Li
Title:	Authorized Signatory

[SIGNATURE PAGE TO TETRA TECHNOLOGIES, INC. CREDIT AGREEMENT]

SCHEDULE 2.01

Commitments and Applicable Percentages

Lender	Initial TL (Par)	DDTL (Par)	Total	Applicable Percentage
GSO DIRECT LENDING FUND-D LP	$27,954,545.50	$10,482,954.50	$38,437,500.00	13.98%
EMERALD DIRECT LENDING 1 LIMITED PARTNERSHIP	$27,954,545.50	$10,482,954.50	$38,437,500.00	13.98%
BLACKSTONE HOLDINGS FINANCE CO LLC	$64,090,909.00	$24,034,091.00	$88,125,000.00	32.04%
CPPIB CREDIT INVESTMENTS III INC.	$80,000,000.00	$30,000,000.00	$110,000,000	40.0%
Total	$200,000,000	$75,000,000	$275,000,000	100.0%